CONSOLIDATED FINANCIAL STATEMENTS

Torch Energy Advisors Incorporated and Subsidiaries
As of December 31, 2002 and 2001

              Torch Energy Advisors Incorporated and Subsidiaries

                        Consolidated Financial Statements

                        As of December 31, 2002 and 2001

                                    Contents

Report of Independent Auditors ............................................  1

Audited Financial statements

Consolidated Balance Sheets ...............................................  2
Consolidated Statements of Operations .....................................  4
Consolidated Statements of Stockholder's Deficit ..........................  5
Consolidated Statements of Cash Flows .....................................  6
Notes to Consolidated Financial Statements ................................  8

                         Report of Independent Auditors

The Board of Directors
Torch Energy Advisors Incorporated:

We have audited the accompanying consolidated balance sheets of Torch Energy Advisors Incorporated and Subsidiaries (the "Company") as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholder's deficit and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Torch Energy Advisors Incorporated and Subsidiaries at December 31, 2002 and 2001 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

Houston, Texas
March 25, 2003

               Torch Energy Advisors Incorporated and Subsidiaries


                           Consolidated Balance Sheets


                                                                         December 31
                                                                      2002          2001
                                                                ---------------------------
                                                                   (amounts in thousands)
Assets
Current assets:
    Cash and cash equivalents                                   $     3,438     $     6,527
    Restricted cash                                                      33             550
    Accounts receivable - product marketing                           6,428          15,874
    Accounts receivable - joint interest billing                      1,468           5,593
    Accounts receivable - oil and gas and other                       5,715           6,951
    Notes receivable - affiliates                                       584             298
    Notes receivable - other                                          3,512          10,465
    Assets from price risk management activities                          -           3,087
    Assets held for sale                                              1,587           1,555
    Other current assets                                              1,921           2,911
                                                                ---------------------------
Total current assets                                                 24,686          53,811

Land                                                                     70               -

 Property and equipment, at cost:
    Oil and gas (successful efforts method)                          29,104          27,765
    Other fixed assets                                               11,199          21,023
                                                                ---------------------------
                                                                     40,303          48,788

    Accumulated depreciation and depletion                          (14,933)        (16,663)
                                                                ---------------------------
                                                                     25,370          32,125
Notes receivable - affiliates                                           549             988
Notes receivable - other                                                  -             365
Investment in marketable securities                                   1,352               -
Equity investment (Note 2)                                           16,769             994
Other assets (Note 7)                                                 2,437          22,823

                                                                ---------------------------
Total assets                                                    $    71,233     $   111,106
                                                                ===========================

                                                                         December 31
                                                                      2002          2001
                                                                ---------------------------
                                                                   (amounts in thousands)
Liabilities and stockholder's deficit
Current liabilities:
    Accounts payable - product marketing                        $    9,578        $  15,893
    Accounts payable and accrued liabilities                        19,021           23,338
    Liabilities from price risk management activities                  477            2,629
    Due to affiliates, net                                           2,671            2,687
    Note payable to bank (Note 12)                                  32,308           22,930
    Note payable to other (Note 12)                                 20,265            3,973
    Revenue, royalty and production taxes payable                    2,017            4,397
                                                                ---------------------------
Total current liabilities                                           86,337           75,847

Other long-term liabilities (Note 12)                                5,297           11,923
Note payable to bank                                                     -           19,200
Note payable to affiliate                                                -           10,000
Note payable to other                                                3,967           19,455
Senior subordinated note payable - affiliate                        24,000           24,500


Commitments and contingencies

Stockholder's deficit:
    Common stock, par value $1.00,
       1,000 shares authorized, issued and outstanding                   1                1
    Warrants                                                             -              116
    Additional paid-in capital                                       1,999            1,999
    Accumulated comprehensive income - unrealized gain
       in value of investment in equity securities                     553                -
    Accumulated deficit                                            (42,458)         (43,472)
    Due from stockholder                                            (8,463)          (8,463)
                                                                ---------------------------
Total stockholder's deficit                                        (48,368)         (49,819)
                                                                ---------------------------
Total liabilities and stockholder's deficit                     $   71,233        $ 111,106
                                                                ===========================


See accompanying notes.

               Torch Energy Advisors Incorporated and Subsidiaries

                      Consolidated Statements of Operations

                                                                    Year ended December 31
                                                            2002             2001              2000
                                                     ------------------------------------------------------
                                                                    (amounts in thousands)
 Revenues:
    Oil and gas revenues                                $     14,280      $     18,720     $     15,979
    Product marketing and other trading, net                   1,331             3,052            3,805
    Service fees                                              63,562            99,573           82,528
    Operating fees                                             1,607             1,870           10,740
    Interest and other income                                  3,459             3,436            1,785
    Gain (loss) on sale of assets and investments              3,548            (1,922)          16,026
                                                     ------------------------------------------------------
 Total revenues                                               87,787           124,729          130,863

 Costs and expenses:
    Cost of services                                          48,599            84,449           73,627
    Oil and gas operating expenses                             9,153            10,696            7,384
    Depreciation, depletion and amortization                  10,191            14,629           11,593
    Plugging and abandonment expense                           1,564                 -                -
    General and administrative expenses                       18,319            30,715           31,488
    Provision for credit losses                                   71             8,403            1,020
    Interest expense                                           7,553             7,566            9,058
    Other expense                                                408                34              374
                                                     ------------------------------------------------------
 Total costs and expenses                                     95,858           156,492          134,544

 Impairment and equity earnings (losses)
    of investees                                                 249               336           (1,980)
                                                     ------------------------------------------------------
 Income (loss) before minority interest, income
    taxes and extraordinary gain on extinguishment
    of debt                                                   (7,822)          (31,427)          (5,661)

 Minority interest                                               951             4,854            3,126
 Income taxes                                                    (10)              (45)           3,510
                                                     ------------------------------------------------------
 Income (loss) before extraordinary item                      (6,881)          (26,618)             975
 Extraordinary gain on extinguishment of debt                  7,874                 -                -
                                                     ------------------------------------------------------

 Net income (loss)                                      $        993      $    (26,618)    $        975
                                                     ======================================================

See accompanying notes.

               Torch Energy Advisors Incorporated and Subsidiaries

                Consolidated Statements of Stockholder's Deficit

                     As of December 31, 2002, 2001, and 2000
                           (amounts in thousands)

                                                                                                            Unrealized Gain
                                                                                                            (Loss) in Value
                                                                                                            of Investment in
                                                          Common Stock                         Paid-In         Equity
                                                        Shares     Amount      Warrants        Capital      Securities, Net
                                                     --------------------------------------------------------------------------
Balance, December 31, 1999                                  1       $    1      $     -         $ 1,999          $   (779)
Dividends paid                                              -            -            -               -                 -
Advances to stockholder                                     -            -            -               -                 -
Issuance of warrants to customers                           -            -          116               -                 -
Comprehensive income:
   Unrealized gain in value of investment in equity
      securities                                            -            -            -               -               798
   Net income                                               -            -            -               -                 -

Total comprehensive income
                                                     --------------------------------------------------------------------------
Balance, December 31, 2000                                  1            1          116           1,999                19
Dividends paid                                              -            -            -               -                 -
Advances to stockholder                                     -            -            -               -                 -
Equity adjustment from foreign currency translation         -            -            -               -                 -
Comprehensive income:
   Unrealized gain in value of investment in equity
      securities                                            -            -            -               -               (19)
   Net income                                               -            -            -               -                 -


Total comprehensive income
                                                     --------------------------------------------------------------------------
Balance, December 31, 2001                                  1            1          116           1,999                 -
Termination of warrants to customers                        -            -         (116)              -                 -
Equity adjustment from foreign currency translation         -            -            -               -                 -
Comprehensive income:
   Unrealized gain in value of investment in equity
      securities                                            -            -            -               -               553
   Net income                                               -            -            -               -                 -
Total comprehensive income
                                                     --------------------------------------------------------------------------
Balance, December 31, 2002                                  1       $    1      $     -         $ 1,999          $    553
                                                     ==========================================================================


                                                                                               Total
                                                                                           Stockholder's
                                                             Retained        Due From        (Deficit)
                                                             Earnings       Stockholder       Equity
                                                            ----------------------------------------------
Balance, December 31, 1999                                   $  (7,101)      $  (4,294)     $  (10,174)
Dividends paid                                                  (1,999)              -          (1,999)
Advances to stockholder                                              -          (2,831)         (2,831)
Issuance of warrants to customers                                    -               -             116
Comprehensive income:
   Unrealized gain in value of investment in equity
      securities                                                     -               -             798
   Net income                                                      975               -             975
                                                                                         -----------------
Total comprehensive income                                                                       1,773
                                                            ----------------------------------------------
Balance, December 31, 2000                                      (8,125)         (7,125)        (13,115)
Dividends paid                                                  (8,707)              -          (8,707)
Advances to stockholder                                              -          (1,338)         (1,338)
Equity adjustment from foreign currency translation                (22)              -             (22)
Comprehensive income:
   Unrealized gain in value of investment in equity
      securities                                                     -               -             (19)
   Net income                                                  (26,618)              -         (26,618)
                                                                                         -----------------
Total comprehensive income                                                                     (26,659)
                                                            ----------------------------------------------
Balance, December 31, 2001                                     (43,472)         (8,463)        (49,819)
Termination of warrants to customers                                 -               -            (116)
Equity adjustment from foreign currency translation                 21               -              21
Comprehensive income:
   Unrealized gain in value of investment in equity
      securities                                                     -               -             553
   Net income                                                      993               -             993
                                                                                         -----------------
Total comprehensive income                                                                       1,546
                                                            ----------------------------------------------
Balance, December 31, 2002                                   $ (42,458)      $  (8,463)     $  (48,368)
                                                            ==============================================

See accompanying notes.

               Torch Energy Advisors Incorporated and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                          Year ended December 31
                                                                  2002             2001              2000
                                                           ------------------------------------------------------
                                                                          (amounts in thousands)
 Cash flows from operating activities
 Net income (loss)                                            $        993      $    (26,618)    $        975
 Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
       Depreciation, depletion and amortization                     10,191            14,629           11,593
       Impairment and equity losses in investees                      (249)             (336)           1,980
       Plugging and abandonment expense                              1,564                 -                -
       Minority interest                                              (951)           (4,854)          (4,302)
       Provision for credit losses                                      71             8,403            1,020
       Price risk management activities                                935            (2,420)           1,533
       Deferred income taxes                                             -                 -           (3,413)
       Loss (gain) on sale of assets and investments                (3,548)            1,922          (16,026)
       Extraordinary gain on extinguishment of debt                 (7,874)                -                -
       Issuance of warrants                                              -                 -               63
       Noncash sales incentive                                           -                 -              405
       Noncash forgiveness of debt                                    (400)           (1,000)               -
       Changes in assets and liabilities net of effects of
          acquisitions accounted for under the purchase
          method of accounting:
             Accounts receivable                                    11,283            72,547          (29,308)
             Due from/to affiliates                                    672             1,248            7,178
             Other current assets                                     (579)           13,094           (8,451)
             Accounts payable and accrued liabilities               (7,285)          (67,282)          37,520
             Revenue, royalty and production taxes payable          (2,380)          (10,538)           2,370
             Other                                                  (1,995)             (966)            (580)
                                                           ------------------------------------------------------
 Net cash flows provided by (used in) operating activities             448            (2,171)           2,557

 Cash flows from investing activities
 Restricted cash                                                       517             9,913          (10,463)
 Notes receivable                                                    2,971               823           20,933
 Proceeds from the sale of assets                                      353             5,429           28,026
 Investment in property and equipment                               (2,437)           (4,752)         (11,952)
 Investment in equity investees                                     (3,847)              (41)          (2,450)
 Investments at cost                                                     -               249               (4)
 Proceeds from sale of investment                                    3,450                 -                -
 Payment for purchase of Milam Energy                                    -            (2,588)               -
 Payment for purchase of Torch Rig Services Onshore (net
    of cash acquired) and additional rigs                             (425)                -             (220)
 Payment for sale of equity investee                                     -            (2,000)               -
 Acquisition of Oracle Energy Upstream Software                          -                 -           (9,009)
 Distributions from investments in affiliates                          452             1,030              686
                                                           ------------------------------------------------------
 Net cash flows provided by investing activities                     1,034             8,063           15,547

               Torch Energy Advisors Incorporated and Subsidiaries

                                                                          Year ended December 31
                                                                  2002             2001              2000
                                                           ------------------------------------------------------
                                                                          (amounts in thousands)
 Cash flows from financing activities
 Proceeds from note payable to bank                           $          -      $          -     $      1,704
 Proceeds from line of credit with bank                                  -             4,700           38,200
 Proceeds from note payable                                          2,204             2,043              300
 Repayment of line of credit with bank                                   -                 -          (28,900)
 Repayment of note payable to bank                                    (461)             (304)         (23,160)
 Repayment of note payable                                          (6,314)           (4,451)             (56)
 Proceeds from sale of Novistar preferred stock                          -               800                -
 Payment of dividend                                                     -            (8,707)          (2,000)
 Advances to stockholder, net                                            -            (1,338)          (2,830)
                                                           ------------------------------------------------------
 Net cash flows used in financing activities                        (4,571)           (7,257)         (16,742)
                                                           ------------------------------------------------------

 Net increase (decrease) in cash and cash equivalents               (3,089)           (1,365)           1,362
 Cash and cash equivalents at beginning of year                      6,527             7,892            6,530
                                                           ------------------------------------------------------

 Cash and cash equivalents at end of year                     $      3,438      $      6,527     $      7,892
                                                           ======================================================

 Supplemental disclosures of cash flow information
 Cash paid during the period for:
    Interest                                                  $      3,865      $      5,120     $      3,359
                                                           ======================================================
    Income taxes                                              $         12      $         49     $         25
                                                           ======================================================

See accompanying notes.

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 2002

1. Organization

During 2002, Torch Energy Advisors Incorporated and its Subsidiaries ("TEAI" or the "Company"), reduced the scope of its operations and its services provided through the downsizing of its workforce and through the sale of individual assets and businesses. The Company previously provided a broad range of technical and administrative services to energy companies, often through outsourcing arrangements. In addition, the Company provided development growth capital to independent oil and gas companies, engaged in various hydrocarbon marketing and trading activities and continues to receive revenue from interests it holds in oil and gas properties. Operations for the Company are headquartered in Houston, Texas, with operational district offices in California.

Until September 1996, TEAI (the "Predecessor" when discussing periods prior to September 30, 1996) operated as a single business segment and was a wholly owned subsidiary of Torchmark Corporation ("Torchmark"), an insurance and financial services holding company headquartered in Birmingham, Alabama. On September 30, 1996, certain members of the Predecessor's executive management, through the formation of Management Holding Company ("MHC") and Torch Acquisition Company ("TAC"), purchased TEAI from Torchmark ("the Management Buyout") (see Note 9). Torchmark retained a warrant for 10% of TAC's common stock on a fully diluted basis. The Management Buyout was recorded using the purchase method of accounting as TEAI's executive management had no ownership in the Predecessor. During 1997, MHC was merged into TAC.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of TEAI, its wholly owned subsidiaries, and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Investees and Subsidiaries

Effective November 1, 1996, Torch Energy Marketing, Inc. ("TEMI"), a wholly owned subsidiary, formed a limited liability company with an unaffiliated party to conduct gas

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

marketing activities. TEMI acted as a manager and owned 50% interest in this venture. As the Company effectively controlled the venture through management contracts and execution of the day-to-day operating and financial decisions, the activities for this venture are included in the financial statements with the unaffiliated party's interest reflected as minority interest through May 1, 2000. Effective that date, the Company acquired the 50% of this venture not already owned.

Effective June 30, 1997, the Company purchased The Procurement Centre ("TPC") to obtain the benefit of TPC's experience and expertise in providing consulting and outsourcing services for the procurement of materials and services, inventory management, logistics, and other administrative services. The Company paid $375,000 to obtain a 75% interest in TPC. The activities of TPC subsequent to the acquisition were consolidated in the financial statements with the unaffiliated parties' interest reflected as a minority interest. In January 1999 the Company sold a 25% interest in TPC, resulting in the Company changing the accounting method for its investment in TPC to the equity method. Prior activities of TPC were not material. In October 2002, the Company sold its remaining 50% interest in TPC.

Torch Energy Finance Fund LPI ("TEFF"), a Texas limited liability partnership, was formed on September 6, 1995. The partnership agreement was amended on July 14, 1997 for the purpose of allowing TEFF to provide growth capital through loans and equity investments to small and mid-size oil and gas companies for use in acquisition and exploitation opportunities. Torch Energy Finance Company ("TEFC"), a wholly owned subsidiary, serves as the sole general partner (10%) and the Company serves as the sole limited partner (90%). Activities for TEFF are consolidated in the Company's financial statements. Advances to third-party oil and gas companies are recorded as notes receivable. In 2002 and 2000, TEFF sold its interest in NRC Development, LLC ("NRC"), an investee, and ARI Development, LLC ("ARI"), an investee, respectively. During 2001, Thermal Energy Company ("TEC"), an investee, filed bankruptcy liquidating its assets. Previously, ARI, NRC and TEC were accounted for under the equity method.

The Company had a limited partnership interest in Southern Missouri Gas Company, L.P. ("SMGC"), a local natural gas distribution company located in Missouri. The Company's interest was accounted for under the equity method until May 2001, when the interest was sold to the general partner of SMGC.

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

The Company evaluates its loans and equity investments for impairment and, if indicated, records a valuation allowance or a write down as appropriate.

Novistar Inc. ("Novistar"), a wholly owned subsidiary, was formed on April 24, 1998 and commenced operations effective January 1, 1999, upon contribution by the Company of all assets and liabilities related to the operations of Novistar, consisting primarily of software and computer equipment. Novistar provides business process services including transaction processing, information management, and process reengineering in three principal areas: oil and gas property administration, information technology, and procurement and inventory management. On February 18, 2000, Novistar acquired from Oracle Corporation ("Oracle") the Oracle Energy Upstream business, which specializes in licensing, support, and implementation of application software, including related consulting services. As part of the purchase price, Oracle received a 21.12% interest in Novistar (see Note 10). In February 2001, Novistar purchased software from Accenture in exchange for a 1.7% interest in Novistar. Activities for Novistar are consolidated in the Company's financial statements with Oracle's and Accenture's combined interests reflected as a minority interest.

On December 31, 2002, TEAI formed a 100% owned susidiary which purchased all of the outstanding shares of Novistar. The subsidiary merged with Novistar ("New Novistar") and eliminated all historic shareholders of Novistar. On December 31, 2002, New Novistar merged with Paradigm Technologies, a Petroleum Place company, that provides software solution and technology services for the energy industry, to create P2 Energy Solutions ("P2ES"). As a result of the merger, the Company received a 40% interest in P2ES, resulting in the Company changing the accounting method for its investment to the equity method. For the year ended December 31, 2002, Novistar is consolidated in the Company's Statement of Operations, but Novistar's balance sheet at December 31, 2002 is not consolidated. An equity investment is recorded for the Company's investment in P2ES. Effective December 15, 1998, the Company purchased Petroleum Financial, Inc. ("PFI"), a privately held provider of accounting and information technology outsourcing services to mid-market oil and gas companies. The Company paid $1.25 million to obtain PFI's existing client base and to expand the Company's ability to reach new clients. The activities of PFI subsequent to the acquisition were consolidated in the financial statements. In September 2000, the Company transferred to Novistar the stock of PFI at book value, effective as of January 2000.

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Torch Rig Services, Inc., a wholly owned subsidiary, was formed on June 11, 1999 for the purpose of providing drilling rig crew services to third parties. Activities for Torch Rig Services, Inc. are consolidated in the Company's financial statements.

Effective February 29, 2000, the Company formed Torch Energy TM, Inc. ("TETM"), to conduct energy product marketing activities. Activities for TETM are consolidated in the Company's financial statements.

Effective April 2001, the Company formed Milam Energy L.P. ("Milam") for the purpose of acquiring and developing oil and gas properties. Milam Energy GP, L.L.C. serves as the sole general partner (0.1%) and TEAI serves as the sole limited partner (99.9%). Activities for Milam are consolidated in the Company's financial statements.

Cash and Cash Equivalents

Cash in excess of the Company's daily requirements is generally invested in short-term, highly liquid investments with original maturities of three months or less. Such investments are carried at cost, which approximates fair value and, for purposes of reporting cash flows, are considered to be cash equivalents.

Restricted Cash

The Company had a restricted cash account which was required by the April 21, 2000 Torch Energy TM, Inc. Credit Agreement ("Credit Agreement") with a bank (see Note 14). The Credit Agreement required that all persons obligated to TETM under an account or sales contract of TETM, make all payments under such accounts or sales contracts to the restricted account. The Company had to request transfers from the restricted account to the operating account through specific procedures, and the bank could transfer the funds but had no duty to make any such transfer and at any time could refuse to transfer any funds until all obligations were satisfied. Obligations included all advances, debts, liabilities, obligations, covenants and duties arising under any loan document owed by the Company to the bank, or any affiliate of the bank, the agent or any indemnified person. There are no obligations outstanding at December 31, 2002 as the Credit Agreement matured prior to December 31, 2002.

In addition, the Company had a restricted cash account, which is required by Milam's May 17, 2002 Promissory Note with a third party (see Note 14). The Promissory Note

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

requires that all proceeds related to oil and gas properties be remitted into the restricted account. The Company must request transfers from the restricted account to the operating account through specific reporting procedures. Upon agreement with transfer requests, the third party will transfer funds out of the restricted account. The balance in the restricted cash account at December 31, 2002 is $33,000.

Investment in Marketable Securities

Marketable investment securities are classified in three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling such securities in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

The Company has no held-to-maturity or trading securities at December 31, 2002. At December 31, 2002, the Company has available-for-sale securities which are recorded at fair value, with unrealized gains and losses, excluded from earnings and reported as accumulated comprehensive income, a separate component of the stockholder's deficit.

Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale were included in earnings and were derived using the specific identification method for determining the cost of securities sold.

Research and Development Expenses

All costs incurred in developing software products are expensed as research and development expenses in the period incurred. Software development costs incurred subsequent to the establishment of technological feasibility are not material. For the years ended December 31, 2002, 2001, and 2000, $3.8 million, $6.1 million, and $7.1 million, respectively, of research and development expenses were included in General and administrative expenses.

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Oil and gas properties are accounted for on the successful efforts method whereby costs, including lease acquisition and intangible drilling costs associated with exploration efforts which result in the discovery of proved reserves and costs associated with development wells, whether or not productive, are capitalized. Gain or loss is recognized when a property is sold or ceases to produce and is abandoned. Capitalized costs of producing oil and gas properties are amortized using the unit-of-production method based on units of proved reserves as estimated by independent petroleum engineers.

Prior to January 1, 2002, the Company recognized an impairment loss when the carrying amount of a long-lived asset exceeded the sum of the estimated undiscounted future cash flows of the asset. For each long-lived asset determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit was recognized. The fair value of the oil and gas properties, on a depletable unit basis, was estimated to be the present value of expected future cash flows computed by applying estimated future oil and gas prices, as determined by management, to estimated future production of oil and gas reserves over the economic lives of the reserves. The Company recognized a write-down of $350,000 of the oil and gas properties during the year ended 2000. No such write-down was recognized during the years ended December 31, 2001 and 2002.

Costs of acquiring undeveloped oil and gas leases are capitalized and assessed periodically to determine whether an impairment has occurred; appropriate valuation allowances are established when necessary. No such allowance was required during the years ended December 31, 2002, 2001, and 2000.

Fixed assets are depreciated on a straight-line basis over their estimated useful lives, which ranges from three to ten years. Leasehold improvements, which are recorded at cost, are amortized on a straight-line basis over their estimated useful lives or the life of the lease, whichever is shorter.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144") which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002 and in accordance with SFAS 144, long-lived assets are tested for impairment whenever an event or circumstance indicates that the entity may not

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

be able to recover the assets carrying amount. The carrying amount of an asset is not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of that asset.

Revenue Recognition

In connection with the acquisition from Oracle Corporation (see Note 10), Novistar expanded its product offerings to include consulting, licensing, support, and application hosting. Revenue recognition for these expanded product offerings comply with the provisions of Statement of Position ("SOP") 97-2, Software Revenue Recognition; SOP 98-4, Deferral of the Effective Date of Certain Provisions of SOP 97-2; Emerging Issues Task Force Issue No. 00-3, Application of SOP 97-2, Software Revenue Recognition to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware; and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transaction, including obtaining, as appropriate, vendor-specific objective evidence of fair value.

Revenues associated with service and operating fees are recognized ratably over the term of the service agreements, as earned. Service level credits are recognized as a reduction of revenue in the period in which the Company fails to meet service levels required by its contracts. Long-term service fee contracts may contain multiple element arrangements relating to consulting services and outsourcing services. Consulting services are provided to transition the accounting records and business processes of outsourcing customers to Novistar's operating platform. The costs and revenues associated with these consulting services are deferred and recognized on a straight-line basis over the remaining term of the long-term service fee contract as service fees and costs once the outsourcing services commence. During the year ended December 31, 2002, $27,000 and $25,000 of transition consulting revenues and cost of revenues, respectively, were deferred to be recognized over the term of the outsourcing element of the service fee contract. During the year December 31, 2001, $348,000 and $329,000 of transition consulting revenues and cost of revenues, respectively, were deferred to be recognized over the term of the outsourcing element of the service fee contract. During the year ended December 31, 2000, $1.6 million and $1.1 million of transition consulting revenues and cost of revenues, respectively, were deferred to be recognized over the term of the outsourcing element of the service fee contract. Novistar recognized $321,000 and $304,000 in transition consulting revenues and cost of revenues, respectively, for the year ended December 31, 2002. Novistar recognized $1,060,000 and $742,000 in transition consulting revenues and

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

cost of revenues, respectively, for the year ended December 31, 2001. Novistar recognized $303,000 and $211,000 in transition consulting revenues and cost of revenues, respectively, for the year ended December 31, 2000.

The Company recognizes oil and gas revenues from its interest in oil and natural gas producing activities as the hydrocarbons are produced and sold.

Marketing commissions are based on a fixed percentage of the negotiated sales price of crude oil and natural gas and a fixed monthly fee. Marketing commissions are recognized in revenue during the month of crude oil and natural gas production when the services are performed.

In December 1999, the staff of the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition policies comply with SAB 101.

Gas Balancing

The Company uses the entitlement method for recording sales of natural gas. Under the entitlement method of accounting, revenue is recorded based on the Company's net revenue interest in production. Deliveries of natural gas in excess of the Company's net revenue interest are recorded as liabilities and under-deliveries are recorded as assets.

Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value, as allowed contractually. December 31, 2002 and 2001, the Company's receivable for gas sales less than the Company's entitled share was approximately $8,000 and $62,000, respectively

Accounting for Price Risk Management Activities

The Company, through its subsidiaries, engaged historically in price risk management activities for both trading and non-trading purposes. Effective January 1, 1999, the Company adopted mark-to-market accounting for its energy trading activities as defined by the Financial Accounting Standard Board's Emerging Issues Task Force Issue No. 98-10 ("EITF 98-10"), Accounting for Energy Trading and Risk Management Activities.

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

To conduct its trading activities, the Company used forwards, swaps, and options. Under the mark-to-market method of accounting used to account for trading activities, the related outstanding physical and financial instruments are reflected at fair value, inclusive of valuation adjustments, with resulting unrealized gains and losses recorded as "Assets from price risk management activities," "Other assets," "Liabilities from price risk management activities," and "Other liabilities," respectively, on the Consolidated Balance Sheets. Current period changes in the assets and liabilities from price risk management activities are recognized as net gains or losses in "Product marketing and other trading, net" on the Consolidated Statements of Operations. The market prices used to value these transactions reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value, and volatility factors. The values are adjusted to reflect the potential impact of liquidating the Company's position in an orderly manner over a reasonable period of time under present market conditions.

The Company also periodically enters into certain financial derivative contracts utilized for non-trading purposes to hedge the impact of market price fluctuations on contractual commitments and forecasted transactions related to its oil and gas production. On January 1, 2001, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, for the accounting of its hedge transactions. SFAS 133 establishes accounting and reporting standards requiring that all derivative instruments be recorded in the consolidated balance sheet as either an asset or liability measured at fair value and requires that the changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

Upon adoption, the Company did not have any financial derivative contracts utilized for non-trading purposes. Thus, the Company had no impact upon adoption of SFAS 133. During 2002 and 2001, the Company entered into certain over-the-counter swap contracts to hedge the cash flow of the forecasted sale of oil and gas production. The Company did not elect to document and designate these as hedges. Thus, the changes in the fair value of these over-the-counter swap contracts are reflected in earnings for the years ended December 31, 2002 and 2001.

Concentrations of Credit Risk

Credit risk is the risk of loss from nonperformance by suppliers, customers, or financial counterparties to a contract. Financial instruments which subject the Company to credit

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

risk, consist principally of trade receivables, forwards, over-the-counter options, and swaps. The Company manages credit risk through informal credit policies and utilization of netting language in its derivative contracts that may be settled with the physical commodity. Prospective and existing customers are reviewed for creditworthiness based upon pre-established standards. Customers not meeting the Company's credit standards are required to provide an acceptable form of payment security. At December 31, 2002, accounts receivables and other financial instruments were recorded at fair value and were predominantly with energy related and energy trading companies in the United States.

Equity Instruments Issued to Customers

For equity instruments issued to customers, the Company follows the guidance provided in Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for

Stock-Based Compensation and Emerging Issues Task Force Issue No. 96-18 ("EITF 96-18"), Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services.

Other Assets

At December 31, 2002, other assets primarily consists of deposits in an escrow account for the issuance of bonds to satisfy plugging and abandonment obligations (see Note 7). Prior to 2002, other assets primarily consisted of intangible assets which represented the excess cost of acquired assets over the amounts assigned to tangible net assets at acquisition. Such amounts were amortized on a straight-line basis over five to ten years, depending on the estimated life of the asset. Other assets also included noncurrent assets from price risk management activities.

In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142") which addresses the initial recognition and measurement of intangible assets and the subsequent accounting and measurement of goodwill and intangible assets. The Company adopted SFAS 142 on January 1, 2002 and in accordance with SFAS 142, goodwill is tested for impairment annually in lieu of being amortized or on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment loss has been incurred. Based on its review, no impairment of the Company's goodwill was recorded for the year ended December 31, 2002.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Prior to January 1, 2002, the Company periodically reviewed the propriety of the carrying amount of long-lived assets and the related intangible assets as well as the related amortization period to determine whether current events or circumstances warranted adjustments to the carrying value and/or the estimate of useful lives. This evaluation consisted of the Company's projection of undiscounted future operating cash flows before interest over the remaining lives of the intangible assets, in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Based on its review, the Company recorded an impairment of its intangible assets in the amount of $1.6 million for the year ended December 31, 2001. No impairment of the Company's long-lived assets or related intangible assets was recorded for the year ended December 31, 2000.

Income Taxes

Effective in 1997, TEAI and its subsidiaries elected to be treated as qualified Subchapter S corporations under Section 1361 (b)(3) of the Internal Revenue Code of 1986. The effect of the election is that TAC will file an S corporation tax return that includes TEAI and subsidiaries. Each TAC stockholder is responsible for reporting their share of taxable income or loss and no federal income taxes are recorded by the Company, except for a tax on excess net passive income and certain built-in gains, if applicable. In conjunction with the acquisition by Novistar of certain assets of the Oracle Energy Upstream business (see Note 10), Novistar was no longer eligible for Subchapter S corporation status. Upon contribution to Novistar in September 2000, PFI was also no longer eligible for Subchapter S corporation status.

Novistar accounted for income taxes under the provisions of SFAS No. 109. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rates. Deferred income tax expenses or credits are based on the changes in the deferred tax asset or liability from period to period.

Stock-Based Compensation

SFAS No. 123, encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company and its subsidiaries have chosen to account for stock-based compensation awards to employees using the intrinsic-value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Reclassifications

Certain reclassifications of prior period statements have been made to conform with current reporting practices.

Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

New Accounting Pronouncements

In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 is required to be adopted by the Company no later January 1, 2003, and will require major changes in the accounting for asset retirement obligations, including required decommissioning of oil and gas production platforms, facilities and pipelines. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period when it is incurred (typically when the asset is installed at the production location). When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related property, plant and equipment. Over time, the liability is accreted for the change in its present value each period, and the initial capitalized cost is depreciated over the useful life of the related asset. Upon adoption of SFAS No. 143, Torch will need to adjust its recorded asset obligations using new requirements with a cumulative-effect approach. All transition amounts are to be measured using Torch's current information, assumptions, and credit-adjusted, risk-free interest rates. While the original discount rates used to establish an asset retirement obligation will not change in the future, changes in cost estimates or the timing of expenditures will result in immediate adjustments to the recorded liability. Torch is currently assessing and quantifying the potential impact of adopting SFAS No. 143. Upon adoption of SFAS No. 143, these asset retirement obligations will be required to be recorded, possibly increasing asset retirement liabilities on Torch's consolidated balance sheet.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee's of Indebtedness of Others". This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year end. The Company adopted this pronouncement upon the FASB's issuance and the implementation had no material impact on the consolidated financial statements.

As of January 1, 2002, the Company adopted Financial Accounting Standards No. 145 ("SFAS 145"), Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 rescinds Statement 4, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result of the adoption in 2002, the criteria in Accounting Principles Board Opinion 30 ("APB 30") is used to classify those gains and losses. The gain on the extinguishment of debt for the year ended December 31, 2002, was approximately $7.9 million and classified as an extraordinary item on the consolidated statement of operations.

3. Related Party Transactions

Due From Stockholder

The Company has advanced approximately $8.5 million to TAC ($0 in 2002, $1.3 million in 2001, and $2.8 million in 2000), which was used to repurchase common stock and options awarded to former shareholders and a director. The related amount due from stockholder is reflected as a contra-equity account in the accompanying financial statements.

Notes Receivable

On January 1, 2000, the Company was issued a promissory note from one of the Company's officers for $1.42 million. This note bears interest at 8% and has principal and interest payments due annually through December 31, 2005. The Company also has

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

3. Related Party Transactions (continued)

other outstanding notes receivable from other officers amounting to $114,000. Interest accrues on these notes at 8% with principal and interest payments due annually December 31, 2002. In early 2003, the Company received the remaining $114,000 balance on these notes.

Asset Management

The Company provides management services relating to oil and gas operations for affiliated entities and investees, including Mission Resources Corporation ("Mission"), formerly Bellwether Exploration Company ("Bellwether"), a major customer. During 1999, the principal stockholder of TAC functioned as director and from August 1999 through May 2001 served as Chief Executive Officer and Chairman of the Board of Bellwether. On October 21, 2002, this individual resigned from the Board of Mission. As a result, Mission is no longer a related party at December 31, 2002. In accordance with the management agreements, the Company provides various accounting and administrative services for Mission at a fixed or variable fee. In addition, the Company receives additional compensation for services related to property or corporate acquisitions or divestitures. The Company's total management fees received from related parties amounted to $389,000, $3.5 million, and $4.6 million for the years ended December 31, 2002, 2001, and 2000, respectively.

In the ordinary course of business, the Company incurs intercompany balances resulting from the payment of costs and expenses on behalf of related parties and from charging management fees under the terms of the respective management and administrative agreements. Such amounts are settled on a regular basis, generally monthly.

Product Marketing and Other Trading Income

The Company markets oil and natural gas production from properties in which related parties own interests. The Company's marketing fee ranges from 0.5% to 3% of revenues; such charge is customary within the oil and gas industry. Such revenues for the Company amounted to $700,000, and $1.0 million for the years December 31, 2001 and 2000, respectively. There were no related party marketing fees for the year ended December 31, 2002.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

3. Related Party Transactions (continued)

Prior to 2002, in the normal course of business, the Company purchased natural gas from and sold natural gas to affiliates. In 2001 and 2000 such purchases amounted to $42.9 million and $36.4 million, respectively. Sales amounted to $19.5 million in 2000. There were no sales in 2001.

Well Operations

The Company operates properties in which related parties have an ownership interest. These related parties are charged for all customary expenses and cost reimbursements associated with such activities on the same basis as third parties. Operators' fees charged to affiliates by the Company for the years December 31, 2002, 2001, and 2000 for these activities were $512,000, $1.7 million, and $1.7 million, respectively.

Oracle

For the year December 31, 2002, Novistar paid Oracle approximately $271,000 for rent expense and support fees for Oracle products and $99,000 for interest on a note payable. For the year December 31, 2001, Novistar paid Oracle approximately $868,000 for rent expense and support fees for Oracle products and $715,000 for interest on a note payable. During the period from February 18, 2000 to December 31, 2000, Novistar paid Oracle approximately $687,000 for rent expense and support fees for Oracle products and $669,000 for interest from a note payable. As of December 31, 2002 and 2001, $0 and $385,000, respectively, of accrued interest payable to Oracle is included in "Due to affiliates" (see Note 14).

4. Investments

In April 1997, the Company received 150,000 Bellwether shares and a warrant to purchase 100,000 shares in connection with the sale of certain partnerships to Bellwether. In December 2001, the Company sold 150,000 Mission shares for $337,000, resulting in a loss of $919,000

In September 1999, the Company received 800,000 common shares of Carpatsky Petroleum, Inc. ("Carpatsky"), a Canadian publicly traded company, valued at $0.1 million, for operational technical services provided by the Company. In October 1999, the Company received 6,597,720 Carpatsky shares valued at $0.9 million and a warrant to acquire an additional 6,207,808 shares in full satisfaction of a $0.7 million

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

4. Investments (continued)

note and related interest due from Carpatsky. During 2001 and 2000, the Company recognized impairment losses of $0.3 million and $0.7 million, respectively, on its investment in Carpatsky, as it was determined that the carrying value exceeded the fair value of the investment in marketable securities of Carpatsky.

In October 2002, the Company received 58,231 shares of Resources Connection, Inc. ("RCI"), a Delaware incorporated publicly traded company, valued at $798,000, as proceeds for the sale of TPC (see Note 10). The market value of the Company's investment in RCI at December 31, 2002 is $1,352,000, resulting in an unrealized gain of $554,000.

During 2000, the Company recognized an impairment loss of $900,000 on its investment in SMGC, as it was determined that the carrying value exceeded the fair value of the investment.

5. Notes Receivable

TEFF was issued promissory notes by three entities in connection with the collateralized financing it provided to exploration and production companies. As its source of funding for the notes, TEFF used proceeds received from a credit facility with a bank. The bank's collateral for the TEFF outstanding loan amounts is the assigned mortgages of the oil and gas properties which TEFF has as collateral from its notes receivable and all other assets of TEFF. Under the terms of the credit facility, the bank reviews on a portfolio basis the value of all collateral on the notes held by TEFF. During 2002 and 2000, two of the entities were sold and the investment in receivables was reduced by $6.5 million and $21.3 million, respectively (see Note 14), as a result of proceeds received by TEFF in connection with the mortgages it holds with the oil and gas properties. During 2001, one of the entities filed for bankruptcy and its oil and gas properties were liquidated as part of the bankruptcy proceedings. From the $8.8 million received from the liquidation of the oil and gas properties, TEFF collected, as a secured creditor, $4.5 million in December 2002 and $170,000 in March 2003. This leaves approximately $3.9 million for the final distribution presuming that the remaining unsecured creditors are found not to have valid claims and an estimated $223,000 to satisfy the expenses of the estate. All proceeds received by TEFF in connection with the mortgages on oil and gas properties of the three entities referred herein, have been used to satisfy a portion of the outstanding bank credit facility.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

5. Notes Receivable (continued)

Consistent with the terms of TEFF's credit facility with the bank, notes receivable are carried at their unpaid principal balance subject to an impairment adjustment. The impairment of the notes receivable balance is measured on an aggregate portfolio basis. At December 31, 2002 and 2001, the total recorded investments in the receivables was approximately $3.5 million and $10.0 million, respectively. At December 31, 2001, the reserve for credit losses was increased by $6.1 million. Additional reserve for credit losses was not required at December 31, 2002. The Company suspended interest income recognition as a result of the impairment of the notes receivable (see Note 14).

In June 2000, in connection with the sale of some of the Company's oil and gas properties, the Company was issued a promissory note totaling $800,000. Interest accrued on this note at 10% with principal and interest payments due monthly through June 2003. This note was settled in December 2002 for $480,000 resulting in the forgiveness of $100,000 of the note balance.

6. Fixed Assets

Fixed assets consist of the following (in thousands) as of December 31:


                                                                             2002              2001
                                                                       ------------------------------------
 Computer hardware, software, and office equipment                        $     3,714      $    16,223
 Furniture, fixtures, leasehold improvements, art, rental equipment,
    and vehicles                                                                7,485            4,800
                                                                       ------------------------------------
                                                                               11,199           21,023
 Less accumulated depreciation                                                 (5,871)         (14,173)
                                                                       ------------------------------------
                                                                          $     5,328      $     6,850
                                                                       ====================================

Depreciation expense for the years December 31, 2002, 2001, and 2000 amounted to $3.4 million, $4.0 million, and 3.8 million, respectively.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

7. Other Assets

The components of other assets are as follows (in thousands) as of December 31:


                                                                2002              2001
                                                          ------------------------------------
 Goodwill                                                    $       617      $    22,499
 Software technology                                                   -            9,100
 Assembled work force                                                  -            2,690
 Customer base                                                         -            1,100
 Assets from price risk management                                     -              520
 Deposits in an escrow account                                     1,542              597
 Other                                                               452            1,020
                                                          ------------------------------------
                                                                   2,611           37,526
 Less accumulated amortization - goodwill                              -          (14,639)
 Less accumulated amortization - other                              (174)             (64)
                                                          ------------------------------------
                                                             $     2,437      $    22,823
                                                          ====================================


At December 31, 2002 and 2001, the deposits in an escrow account are required by the Milam Note (see Note 14) which required Milam to enter into an Escrow & Security Agreement for the issuance of bonds to satisfy plugging and abandonment obligations. From June 1, 2001 through September 1, 2005, monthly deposits of $85,000 must be made into escrow unless the balance in the account exceeds $4 million.

The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows:

Balance as of January 1, 2002, net of accumulated amortization      $  7,860
Goodwill acquired during the year                                        478
Impairment losses                                                          -
Goodwill on entity no longer consolidated                             (7,721)
                                                                  -----------
Balance as of December 31, 2002                                     $    617
                                                                  ===========

Prior to 2002, intangible assets were amortized on a straight-line basis over three to ten years. Amortization expense for goodwill for the years ended December 31, 2001 and 2000 was $9.0 million and $6.5 million, respectively, which includes an impairment of

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

7. Other Assets (continued)

goodwill for $1.6 million for the year ended December 31, 2001. Amortization for other intangible assets for the years ended December 31, 2001 and 2000 was $93,000 and $26,000, respectively. The Company's loss before extraordinary items exclusive of amortization expense recognized for goodwill was $17.6 million for the year ended December 31, 2001. The Company's income before extraordinary items exclusive of amortization expense recognized for goodwill was $7.5 million for the year ended December 31, 2000.

8. Retirement Plans and Other Postretirement Benefits

Effective January 1, 1996, the Company established a 401(k) retirement plan. The 401(k) retirement plan is funded by employee and Company contributions. Employees may contribute up to 15% of their salaries and the Company matches 50% of employee contributions up to 6%. The Company's contributions to this plan total $518,000, $1.4 million, and $1.7 million for the years December 31, 2002, 2001, and 2000, respectively. In addition, the Company established a discretionary 401(k) retirement plan. During the first quarter of the year, the Company has the option of contributing up to an additional 3% of each employee's salary for the previous year to the plan. The Company made no contributions to the discretionary plan in 2002 and 2001. The Company's contribution to the discretionary plan totaled $615,000 for the year ended December 31, 2000.

9. Management Buyout

On September 30, 1996, the Management Buyout occurred whereby certain members of the Company's executive management purchased the Company from Torchmark for $41 million; $25.5 million in the form of a senior subordinated note payable (see
Note 14) and $15.5 million in cash. As a result of this transaction, the Company received working and other interests in oil and gas properties. In addition, the Company received interests in certain properties in exchange for consideration of up to $7 million, which is payable solely out of production and is contingent upon the properties achieving pricing and profitability thresholds. Based upon the performance of the properties, no such liability was recorded at December 31, 2002 and 2001.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

10. Acquisitions and Dispositions of Assets

On February 18, 2000, Novistar purchased from Oracle the Oracle Energy Upstream business. In connection with the acquisition, Novistar hired 85 employees of Oracle, primarily engaged in the development and implementation of the acquired software programs. In addition, Novistar became party to consulting and technical support contracts relating to Oracle's Upstream software business. The purchase price for the assets was $10.0 million in cash, subject to purchase price adjustments, a $10.0 million note issued by Novistar (see Note 14), and 2,484,395 shares of Novistar Series A Preferred Stock valued at $9,950,000 based on the estimated fair value of the preferred stock. As part of the acquisition, Novistar entered into an alliance agreement with Oracle that will, among other things, enable the Company to jointly market with Oracle software products and services. As of December 31, 2002, no amounts have been paid or earned related to the alliance agreement. The net assets and results of operations of the Oracle Energy Upstream business have been included in the results of operations of Novistar which are included in the results of operations of the Company since February 18, 2000.

In 2001, as part of a series of agreements executed in November 2000, Novistar issued 200,000 shares of Series B convertible preferred stock to an affiliate of Accenture (formerly known as Andersen Consulting LLP) in exchange for software assets from Accenture. Concurrently, Novistar entered into a marketing alliance with Accenture and issued a warrant to them for the purchase of up to 500,000 shares of common stock. The shares under the warrant vest upon the execution of definitive agreements with certain target clients, under which Novistar would provide either application hosting or business process outsourcing and Accenture would provide support services. An intangible asset for the software acquired was established at the fair value of the stock issued. Novistar will recognize commission expense upon vesting of the shares under the warrant based on the fair value date of vesting in accordance with EITF 96-18. As of December 31, 2002, no commissions have been paid or earned related to the marketing alliance.

On December 31, 2002, TEAI formed a 100% owned subsidiary which purchased all of the outstanding Novistar stock for $.01 per share. The subsidiary merged with Novistar ("New Novistar") resulting in the acquisition of the interests of all historic shareholders of Novistar. Petroleum Place, Inc. loaned $3.2 million to New Novistar. New Novistar used the $3.2 million loan proceeds to buy-out Oracle's debt of $10 million and interest payable of $1.1 million, resulting in an extraordinary gain of $7.9 million for the year

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

10. Acquisitions and Dispositions of Assets (continued)

ended December 31, 2002. The Company then forgave $23.5 million of debt with New Novistar as uncollectible and contributed the remaining $17 million of debt into New Novistar's capital as equity. New Novistar then merged with Paradigm Technologies to create P2 Energy Solutions ("P2ES"). As a result of the merger, the Company received a 40% interest in P2ES. The equity investment is recorded at the historical cost of Torch's investment in Novistar. The following provides a reconciliation of the Novistar condensed balance sheet as of December 31, 2002, prior to the close of the merger:

 Current assets                                     $      4,919
 Long-term assets                                         22,148
 Current liabilities                                      (5,121)
 Long-term liabilities                                    (5,177)
                                                 -------------------
                                                    $     16,769
                                                 ===================

In January 2002, the Company purchased certain assets including rigs and real property for $425,000 in cash and entered into a note for $3,175,000. An intangible asset for $478,000 was recorded for the permits, licenses, listings, approvals, and authorizations. In addition, the Company entered into a consulting agreement with the seller whereby the Company will pay a fee of ten semi-annual payments of $150,000 commencing on June 1, 2002.

During the year ended December 31, 2001, Milam purchased an interest in certain oil and gas properties located in Louisiana and Texas from a third party for a total of $21.4 million.

In February 2002, the Company sold its interest in certain oil and gas properties to a third party for a total of $200,000, generating a loss of $11,000. In October 2002, the Company sold its interest in TPC for $3.45 million and 58,231 shares of RCI, valued at $798,000, resulting in a gain of $3.45 million. In addition, the Company received a contingent payment of $197,000 in March 2003 based on total revenues of the parent company of RCI for the year ended December 31, 2002 and may receive an additional contingent payment based on the total revenues of the parent company of RCI for the twelve month period ended October 11, 2003.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

10. Acquisitions and Dispositions of Assets (continued)

During the year ended December 31, 2001, the Company sold its interest in certain oil and gas properties to third parties for a total of $4.9 million, generating a gain of $3.9 million. In May 2001, the Company sold its interest in SMGC to the general partner of SMGC by paying $2 million in cash and entering into a note for $3 million. As a result of this transaction, the Company recorded a loss of $5 million. In December 2001, the Company sold 150,000 Mission shares for $337,000, resulting in a loss of $919,000.

During the year ended December 31, 2000, the Company sold its interest in certain oil and gas properties to third parties for a total of $25.3 million, generating a gain of $14.6 million. In September 2000, the Company sold its interest in a gas marketing company to a third party for $2.2 million, generating a gain of $1.4 million.

11. Income Taxes

Prior to February 2000, Novistar was treated as an "S Corporation" for federal income tax purposes, whereby taxable income or losses flow through to, and were reported by, the shareholder of the Company. The S Corporation status was terminated in February 2000 as a result of the issuance of preferred stock in connection with the acquisition of certain assets from Oracle. The S Corporation status of PFI was terminated in September 2000 as a result of the transfer of the stock of PFI to Novistar by the Company. Accordingly, a provision for Novistar and PFI has been made for federal income taxes in the accompanying financial statements beginning February 2000 and September 2000, respectively.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

11. Income Taxes (continued)

Income tax benefit attributable to income (loss) from operations for the year ended December 31, 2001 consists of:

                                          Year ended December 31, 2001
                                 Current            Deferred          Total

                                ------------------------------------------------

 U.S. Federal                   $        -          $      -        $       -
 State and local                         6                 -                6
                                ------------------------------------------------
                                $        6          $      -        $       6
                                ================================================

Novistar is no longer consolidated into the Torch consolidated balance sheet as of December 31, 2002. Therefore, there are no income tax benefits attributable to net income (loss) from operations as of December 31, 2002. No disclosures related to the activity as of or for the year ended December 31, 2002 were discussed due to lack of relevance to the financial statement of the Company.

Income tax expense differed from the amounts computed by applying U.S. Federal income tax statutory rate of 35% to pretax income as a result of the following:

                                                                                            December 31
                                                                                               2001
                                                                                            ------------
Federal income tax (benefit) at statutory rate                                              $     (7,430)
Increase (reduction) in income taxes resulting from:
   Effect of nontaxable earnings prior to termination of S corporation status                          -
   Permanent differences                                                                             264
   State and local taxes, net of federal income tax benefit                                         (726)
   Effect of non taxable earnings of PFI                                                               -
   Change in valuation of allowance                                                                7,818
   Other                                                                                              80
                                                                                            ------------
Total income tax benefit                                                                    $          6
                                                                                            ============

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

11. Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 are presented below:

 Deferred tax assets:
    Allowance for doubtful accounts                           $         35
    Miscellaneous accruals                                              89
    Implementation income                                                -
    Net operating loss carry forward                                 9,996
    Depreciation and amortization                                      300
    Other                                                               45
                                                              ------------
                                                                    10,465
    Valuation allowance                                            (10,465)
                                                              ------------

 Total deferred tax assets                                               -
 Deferred tax liabilities:
    Depreciation and amortization                                        -
                                                              ------------
 Total deferred liabilities                                              -
                                                              ------------
 Net deferred tax assets                                      $          -
                                                              ============

At December 31, 2001, Novistar has U.S. net operating loss carry forwards of approximately $25 million, which will begin to expire in 2019. During the year ended December 31, 2001, Novistar recorded a valuation allowance in the amount of $7.8 million to offset deferred tax assets which management has determined may not be realized. As a result of the merger described in Note 10, the Company lost the use of any net operating loss carry forwards previously generated by Novistar.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

12. Other Long-Term Liabilities

Other long-term liabilities at December 31, 2002 consist of the following (amounts in thousands):

                                                                2002             2001
                                                            -----------------------------
Royalties payable                                           $          -     $      1,962
Liabilities from price risk management activities                     37               42
Accrued sales incentive                                                -            2,500
Minority interest                                                      -            2,938
Accrued interest expense on subordinated note payable              1,875            1,389
Liability for plugging and abandonment costs                       3,037            2,583
Other                                                                348              509
                                                            -----------------------------
                                                            $      5,297     $     11,923
                                                            =============================

13. Torch Energy Royalty Trust

The Company serves as sponsor and operator of a majority of the properties in which the Torch Energy Royalty Trust (the "Trust") owns a net profits interest. In connection with the formation of the Trust, the Company entered into an oil and gas purchase contract ("Purchase Contract") which expires on the termination date of the Trust, the earliest of which is March 1, 2004. Under the Purchase Contract, the Company is obligated to purchase all net production attributable to the Trust properties for indexed prices for oil and gas. Such prices are calculated monthly and are generally based on the average spot market prices of oil and gas, adjusted to reflect the terms of a hedge contract ("Hedge Contract"), which expired August 31, 2000, to which the Company was a party. The Purchase Contract also provides that the minimum price paid by TEMI for gas production is $1.70 per MMBtu ("Minimum Price"). When TEMI pays a purchase price based on the Minimum Price, it receives price credits ("Price Credits"), equal to the difference between the Index Price and the Minimum Price, that it is entitled to deduct in determining the purchase price when the Index Price for gas exceeds the Minimum Price. In addition, if the Index Price for gas exceeds $2.10 per MMBtu, TEMI is entitled to deduct 50% of such excess ("Price Differential") in determining the purchase price. Beginning January 1, 2002, TEMI has an annual option to discontinue the Minimum Price commitment. However, if TEMI discontinues the Minimum Price commitment, it will no longer be entitled to deduct the Price Differential in calculating the purchase price and will forfeit all accrued Price Credits. Commencing January 1, 2002, the Minimum

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

13. Torch Energy Royalty Trust (continued)

Price and the sharing price shall be increased for inflation based on the Producer Price Index. As TEMI did not exercise its option to discontinue the minimum price commitment, the minimum price and sharing price in 2003, adjusted for inflation, will be $1.72 and $2.12, respectively.

During the year ended December 31, 2002, the Company purchased 5,059 MMCF of gas and 25 Mbbls of oil at an average price of $2.65 per MCF and $20.61 per Bbl. During the year December 31, 2001, the Company purchased 5,638 MMCF of gas and 29 Mbbls of oil at an average price of $3.20 per MCF and $19.92 per Bbl. During the year ended December 31, 2000, the Company purchased 6,882 MMCF of gas and 43 Mbbls of oil at an average price of $2.96 per MCF and $24.47 per Bbl. Under the Hedge Contract, monthly quantities of gas hedged decreased from 46,667 MMbtus of gas in 1999 to 17,250 MMbtus of gas in 2000, and monthly quantities of oil hedged decreased from 500 Bbls in 1999 to 167 Bbls in 2000. The price received for gas under the Hedge Contract increased from $1.88 per MMbtu in 1999 to $1.89 per MMbtu in 2000. The price received for oil under the Hedge Contract increased from $20.15 per Bbl in 1999 to $20.20 per Bbl in 2000.

Under an amendment to the Purchase Contract, the seller of the net production attributable to the Trust properties committed to the delivery of a minimum volume for 2001 and 2002. Additionally, the Company purchased contracts expiring December 2002 to further limit its exposure to losses under the minimum price obligation Purchase Contract. Under these contracts, monthly quantities hedged range from 16,989 MMbtus per day to 17,750 MMbtus per day with a floor price of $1.81 per MMbtu for 2002 and 2001. The activities for these contracts were conducted as part of the Company's trading operations.

14. Debt

Senior Subordinated Note Payable - Affiliate

On September 30, 1996, the Company recorded TAC's $25.5 million Senior Subordinated Note (the "Note") payable to Torchmark as part of the purchase price for the Management Buyout. The principal of the Note is due and payable on September 30, 2004 and it accrues interest at 9% per annum, 7% payable semiannually and 2% due at maturity. During 2002 and 2001, the Note was reduced by $500,000 and $1 million, respectively, in connection with the settlement of litigation involving the Predecessor,

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

14. Debt (continued)

Torchmark and a third party. In addition, the settlement provides for a reduction of $500,000 on October 1, 2003 or, if earlier, the sale of the oil and gas property related to the litigation settlement (see Note 19). As of December 31, 2002, the outstanding balance is $24 million.

Senior Subordinated Note Payable - Oracle

On February 18, 2000, Novistar executed a $10.0 million Senior Subordinated Note payable to Oracle. The note accrued interest at 9% from February 18, 2000 to February 17, 2001; 10% from February 18, 2001 to February 17, 2002; 12% from February 18, 2002 to February 17, 2003; 15% from February 18, 2003 to February 17, 2004; and 17% from February 18, 2004 to February 17, 2005. Interest was payable quarterly in arrears beginning on May 17, 2000. The note is due upon the earlier of: (a) February 18, 2005, or (b) upon a Major Event. A Major Event constitutes: (a) an initial public offering of Novistar, (b) a sale of all or substantially all of the assets of Novistar, or (c) any transaction or series of related transactions, including, without limitation, any reorganization, merger, or consolidation that results in the transfer of 50% or more of the outstanding voting power of Novistar. On December 31, 2002, Novistar paid $3.2 million to Oracle to buy-out the $10 million Senior Subordinated Note payable and interest payable of $1.1 million resulting in an extraordinary gain of $7.9 million for the year ended December 31, 2002 (see Note 10). Interest expense of $1.2 million, $988,000, and $788,000 is reflected in the accompanying Statement of Operations for the years ended December 31, 2002, 2001, and 2000, respectively.

Promissory Note - Third Party

On May 17, 2001, Milam entered into an $18 million Promissory Note (the "Milam Note") with a third party. Interest accrues on the indebtedness at the sum of seven percent (7.0%) plus the three month London Inter Bank Offer Rate ("LIBOR") plus a three (3.0%) default rate (11.42% at December 31, 2002). Monthly principal and interest payments are due based on cash flows from certain oil and gas properties. The Milam Note has a June 8, 2004 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions. Recourse for the note is limited to Milam, as borrower, and the note is secured by all of Milam's oil and gas properties. As of December 31, 2002, the entire balance under the note is shown as current in the Company's financial statements due to financial covenant violations. At December 31, 2002, the outstanding balance under the Milam Note was $17.6 million and the weighted average interest rate is 10.2%.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

14. Debt (continued)

Note Payable - SMGC

In connection with the sale of SMGC, the Company agreed to pay the general partner $2 million on May 1, 2002 and $1 million on December 31, 2002. The Company paid $1 million in May 2002, $1 million in December 2002 and entered into a note for the remaining $1 million that was due in May 2002. Principal plus interest at the prime rate plus 7% per annum is payable on May 1, 2003. In March 2003, the SMGC note plus interest was prepaid in full.

Note Payable - Grayson

In connection with the purchase of certain assets including rigs and real property in January 2002 (see Note 10), the Company entered into a note for $3,175,000 payable to the seller ("Grayson Note"). Principal payments on the note plus interest on the unpaid principal balance are due monthly and the note matures in February 2007. Interest accrues at the prime rate adjusted at the first of each quarter for increases or decreases during the previous quarter (4.75% at December 31, 2002). At December 31, 2002, the outstanding principal balance on the Grayson Note is $2,646,000.

Notes Payable - Options

In connection with the termination of certain former employees, the Company entered into notes for options previously granted ("Option Notes"). The terms of the notes vary from between 5 and 10 years commencing on the date of termination and interest accrues at the prime rate. At December 31, 2002 and 2001, the outstanding principal balance on the Option Notes is $2.3 million and $2.7 million, respectively.

Line of Credit

On November 9, 2000, Novistar entered into a credit facility (the "Novistar Facility") with a bank. The Novistar Facility provides a short-term loan of $17.0 million and a revolving line of credit of up to $3.0 million. The Novistar Facility has an interest rate of LIBOR plus 1.5% if less than $10.0 million is outstanding and an interest rate of LIBOR plus 1.875% if the outstanding balance exceeds $10.0 million. The short-term loan under the Novistar Facility matured on November 7, 2001, and the revolving line of credit matured on March 31, 2002. The Novistar Facility is secured by a pledge of substantially all of the assets of Novistar. In July 2001, Novistar used its $30 million revolving

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

14. Debt (continued)

promissory note with TEAI to pay off the $17 million loan. Additionally, TEAI has guaranteed the outstanding balance of the revolving line of credit. At December 31, 2002, due to the merger of Novistar with Paradigm Technologies (see
Note 10), the revolving line of credit is not on the Company's books as Novistar's balance sheet is no longer consolidated. As of January 8, 2003, the Company maintains a compensating balance of $3 million as collateral for the Novistar revolving line of credit.

On August 31, 1999, the Company entered into a $50 million credit facility (the "Credit Facility") with a bank. Interest accrues on indebtedness, at the Company's option, at the bank's prime rate plus .25% or the LIBOR rate. The Credit Facility has a March 1, 2003 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Certain oil and gas properties secure the Credit Facility. At December 31, 2002, there is $18.7 million outstanding under the Credit Facility, the borrowing base is set at $22 million and the weighted average interest rate is 4.6%. In January 2003, the outstanding balance under the Credit Facility was paid in full (see Note 19).

On July 16, 1997, TEFF entered into a $90 million Credit Facility (the "TEFF Facility") with a bank. Until March 9, 2000, ordinary interest was accrued on indebtedness, at TEFF's option, at the bank's prime rate plus 0.5% or LIBOR plus 2.0% if the loans outstanding are less than or equal to the portfolio base; and at the bank's prime rate plus 5.5% or LIBOR plus 7.0% of the portion of loans outstanding in excess of the portfolio base. Principal and interest on the loan are repaid from cash flow from TEFF's underlying investments. The TEFF Facility contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. All security in the investments currently owned by TEFF or hereafter acquired and proceeds thereof secure the TEFF Facility, which matures on December 31, 2003. Effective March 9, 2000, TEFF amended the TEFF Facility with a bank. The amendment changed the maturity date to June 30, 2000. As a result, no additional debt can be drawn on the TEFF Facility. As the underlying investments are sold, the proceeds are distributed towards the outstanding principal balance of the loan. In addition, the amendment changed the interest rate to the bank's prime rate (4.3% December 31, 2002) plus 1% or LIBOR (1.5% at December 31, 2002) plus 4% regardless of the portfolio base ($13.6 million at December 31, 2002) and changed the allocation of gross sales proceeds between debt repayment and funds available for distribution in the event of a sale of TEFF's investments. At December 31, 2002 and 2001, the outstanding balances under the

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

14. Debt (continued)

TEFF Facility were $13.6 and $19.9 million, respectively, at a weighted average interest rate of 5.7% and 7.3%, respectively. The maturity of the debt, based on the March 9, 2000 amendment, was June 30, 2000. As a result, TEFF is in default and the entire amount of the TEFF Facility is presented as current in the financial statements of the Company. As discussed in Note 5, at December 31, 2002, the TEFF Facility is collateralized solely by the undistributed proceeds of $3.9 million from the bankruptcy liquidation of one of the investments.

On April 21, 2000, Torch Energy TM, Inc. entered into a Credit Agreement with a bank to consider providing certain loans to, and issue certain letters of credit for, the account of TETM on an uncommitted basis in an aggregate principal amount not to exceed $35 million. Loans and letters of credit were issued under either the borrowing base sub-line, the uncommitted line of credit for the purpose of (a) funding payments to suppliers of product, (b) providing for letters of credit to secure suppliers of product, and (c) funding payments due to the Bank under the overdraft line or any swap contract; or the transactional sub-line, the uncommitted and discretionary transactional line of credit solely for the purpose of providing letters of credit to finance TETM's purchase of product for resale. Interest accrued on letters of credit at a floating rate per annum equal to the base rate (the higher of 0.50% per annum above the latest Federal Funds Rate or the prime rate) plus 0.50% for two business days and, thereafter, at a floating rate per annum equal to the base rate plus 3% per annum. Collateral for the credit agreement consisted of all assets of TETM. The Credit Agreement on letters of credit issued under the borrowing base sub-line matured in November 2001 and for letters of credit issued under the transactional sub-line matured in February 2002.

Scheduled maturities for the next five years and thereafter as of December 31, 2002 are as follows (in thousands):

                  2003                                  $    52,572
                  2004                                       24,527
                  2005                                          957
                  2006                                          910
                  2007                                          324
                  2008 and thereafter                           750
                                                        -----------
                                                        $    80,040
                                                        ===========

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

15. Stock Option Plan

In May 1999, Novistar adopted the 1999 Stock Option Plan (the "Plan"). The Plan was established to grant incentive stock options to employees and others. Novistar had reserved a total of 2,600,000 shares of common stock for future grant under the Plan. In December 2002, Novistar cancelled all outstanding options and terminated the plan.

Under the provisions of the Plan, the exercise price of a stock option was 100% of the fair market value of a share of common stock on the date the stock option was granted unless otherwise determined by the plan administrator. The stock options granted vested up to three years from the date of grant. Stock options granted under the Plan were exercisable per the provisions in the option agreement as described below.

Vested options were exercisable only if:

     .    Novistar consummates an initial public offering;
     .    TEAI agrees to sell 70% or more of its common stock;
     .    Novistar merges with another company; or
     .    Novistar's board of directors declares the options to be exercisable.

Unless otherwise provided in an option agreement, the term of the option was ten years, subject to earlier termination. On December 31, 2002, TEAI formed a 100% owned merger sub which purchased the outstanding Novistar stock for $.01 per share (see Note 10). As a result, Novistar locked-in the price of the options at $.01 per share and the options became worthless.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

15. Stock Option Plan (continued)

The following table summarizes stock option activity under the Plan during the period of inception of the Plan through the year ended December 31, 2002:

                                                                                  Weighted
                                                             Range of             Average
                                                             Exercise             Exercise
                                             Options          Prices               Price
                                           -------------------------------------------------
Outstanding, December 31, 1999              $  667,500     $      2.00         $        2.00

Granted                                      1,471,324     $  .01-4.00         $        1.46
Exercised                                            -               -                     -
Canceled                                        (8,000)           4.00                  4.00
                                           -------------------------------------------------
Outstanding, December 31, 2000               2,130,824     $  .01-4.00         $        1.62

Granted                                        885,934     $      2.00         $        2.35
Exercised                                            -               -                     -
Canceled                                    (1,609,221)       .01-4.00                  2.66
                                           -------------------------------------------------
Outstanding, December 31, 2001               1,407,537     $  .01-2.00         $        0.89

Granted                                              -     $                   $
Exercised                                            -
Canceled                                     1,407,537        .01-2.00                  0.89
                                           -------------------------------------------------
Outstanding, December 31, 2002                       -     $         -         $           -
                                           =================================================
Exercisable, December 31, 2000                       -     $         -         $           -
                                           =================================================
Exercisable, December 31, 2001                       -     $         -         $           -
                                           =================================================
Exercisable, December 31, 2002                       -     $         -         $           -
                                           =================================================

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

15. Stock Option Plan (continued)

The following table summarizes the weighted average grant date fair value and weighted average exercise price of options granted during the period from inception of the Plan through December 31, 2001. The plan was terminated prior to December 31, 2002. For purposes of the table below, the weighted average grant date fair value was computed using the Black-Scholes options pricing model.

                                                                                              Weighted
                                                                Weighted       Weighted       Average
                                                                Average        Average       Remaining
                                                                 Fair          Exercise      Contractual
                                                 Shares          Value          Price        Life (Years)
                                              -----------------------------------------------------------
Year ended December 31, 2000
Exercise price equals fair value                         -      $      -       $      -      $          -
Exercise price greater than fair value             440,000          1.01           4.00              9.18
Exercise price less than fair value              1,023,324          3.74           0.34              7.02
                                              -----------------------------------------------------------
                                                 1,463,324      $   2.92       $   1.44      $       7.67
                                              ===========================================================

Year ended December 31, 2001
Exercise price equals fair value                         -      $      -       $      -      $          -
Exercise price greater than fair value             622,751          0.41           2.00              9.61
Exercise price less than fair value                784,784          1.99           0.01              5.58
                                              -----------------------------------------------------------
                                                 1,407,535      $   1.29       $   0.89      $       7.37
                                              ===========================================================

Novistar applies the measurement principles of APB Opinion No. 25 in accounting for issuances of employee stock options and of SFAS No. 123 for all other equity instruments.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements


15. Stock Option Plan (continued)

For the period indicated above, Novistar calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions as of December 31:

                                                      2001           2000
                                                   -------------------------

Risk-free interest rates                              4.74%           6.0%
Expected lives (in years)                              5.0            5.0
Dividend yield                                           -              -
Expected volatility                                      0%             0%

16. Commitments and Contingencies

Litigation

The Company is involved in certain litigation arising out of the normal course of business, none of which, in the opinion of the Company, will have any material adverse effect on the financial position or results of operations of the Company as a whole. Certain lawsuits to which the Company was a party were assumed by Torchmark as a result of the Management Buyout.

Lease Obligations

Rental expense for operating leases was approximately $3.0 million, $3.2 million, and $3.2 million for the years December 31, 2002, 2001, and 2000, respectively. Future minimum payments under all noncancelable leases, including amounts allocable to

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements


16. Commitments and Contingencies (continued)

affiliates, having initial terms of one year or more consisted of the following as of December 31, 2002 (amounts in thousands):

Year ending December 31,                               Operating
                                                        Leases
                                                      ----------

2003                                                  $    2,441
2004                                                       2,372
2005                                                       2,391
2006                                                       2,398
2007                                                          98
Thereafter                                                   445
                                                      ----------
                                                      $   10,145
                                                      ==========

Letters of Credit

The Company has no open letters of credit at December 31, 2002.

17. Price Risk Management and Financial Instruments

Trading Activities

The Company, through its subsidiaries, offered price risk management services to energy-related businesses through a variety of financial and other instruments including forward contracts involving physical delivery of an energy commodity, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options contracts requiring payments to (or receipt of payments from) counterparties based on the difference between the options' strike and market prices for the commodity, and other contractual arrangements. The Company attempted to balance its contractual portfolio in terms of notional amounts and the timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based upon assessment of anticipated market movements. At December 31, 2002, the Company had only a few immaterial open positions.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements


17. Price Risk Management and Financial Instruments (continued)

Non-Trading Activities

The Company also enters into financial swap contracts for the purpose of hedging the impact of market fluctuations on production. At December 31, 2002, the Company was party to energy commodity swaps covering .4 bcf of natural gas and ..1 million barrels of crude oil extending to May of 2004 on the Milam properties.

While notional amounts are used to express the volume of swaps and over-the-counter options, the amounts potentially subject to credit risk in the event of nonperformance by the third parties are substantially smaller. The Company does not anticipate any material impact to its financial position or results of operations as a result of nonperformance by third parties on financial instruments related to non-trading activities.

The carrying amounts of the Company's cash and cash equivalents, receivables, other current assets, and payables approximates the fair value at December 31, 2002 because of their short maturities.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements


17. Price Risk Management and Financial Instruments (continued)

The carrying amounts and estimated fair values of the Company's other financial instruments, excluding trading activities, at December 31, 2002 and 2001 were as follows:

                                               2002                        2001
                                    -----------------------------------------------------
                                    Carrying       Estimated     Carrying      Estimated
                                     Amount        Fair Value     Amount       Fair Value
                                    -----------------------------------------------------
                                                       (in thousands)
Assets
Crude oil swaps                     $   (339)      $     (339)   $    881      $      881
Natural gas swaps                   $   (175)      $     (175)   $    800      $      800

Liabilities
Line of credit - TEFF               $ 13,568       $    3,495    $ 19,930      $    9,960
Current debt                        $ 39,005       $   39,005    $  6,973      $    6,973
Long-term debt                      $ 27,968       $   27,968    $ 70,702      $   70,702

The Company uses the following methods and assumptions in estimating fair values: (a) energy commodity swaps and over-the-counter options estimated fair values have been determined using available market data and valuation methodologies and (b) the carrying amounts of the Senior Subordinated Rate Payable-Affiliate and Notes Payable to Bank approximate fair value. Judgment is necessarily required in interpreting market data, and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

18. Equity Instruments

Preferred Stock

Novistar has authorized 5,000,000 shares of preferred stock, $.01 par value. Of these shares, 2,484,395 are designated as Series A convertible preferred stock, and 200,000 are designated as Series B convertible preferred stock. The remaining shares of preferred stock are undesignated and have not been issued.

The Series A Preferred Stock may be converted by the holder into a share of common stock at any time. The conversion ratio for the Series A Preferred Stock is subject to

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements


18. Equity Instruments (continued)

adjustment for stock dividends and splits, reorganizations, and other distributions with respect to the common stock. In the event of an initial public offering in which Novistar receives not less than $10 per share and $50 million in gross proceeds, each share of the Series A Preferred Stock will automatically be converted into one share of common stock.

The holders of the Series A Preferred Stock are entitled to receive, on an as-converted basis, any dividends paid to holders of common stock. In the event of any dissolution, liquidation, or winding up of Novistar's affairs, whether voluntary of involuntary, after payment of debts and other liabilities, holders of Series A Preferred Stock are entitled to a liquidation preference equal to $4.01 per share and are entitled to share ratably, with the holders of the common stock, any assets distributed to holders of common stock. Each holder of Series A Preferred Stock is entitled to vote, together as a single class, with all other shares entitled to vote, on all matters voted on by holders of common stock. Holders of Series A Preferred Stock are entitled to cast the number of votes they would be entitled to cast if they have converted their stock to common stock on the applicable record date. As long as shares of Series A Preferred Stock are outstanding, Novistar cannot, without the approval of 90% of the shareholders of Series A Preferred Stock:

     . amend its certification of incorporation or bylaws in a manner materially adverse to the holders of Series A Preferred Stock;

     . issue any equity security that has rights senior to or on parity with the Series A Preferred Stock;

     . repurchase any shares of capital stock other than from an employee upon termination;

     . consolidate, merge, sell all or substantially all of its assets, or engage in other transactions that result in a change of control; or

     .  dissolve

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements


18. Equity Instruments (continued)

The Series B convertible Preferred Stock has essentially the same rights as the Series A convertible Preferred Stock, except for the approval rights described therein. In the event of dissolution, liquidation, or winding up of Novistar's affairs, holders of the Series B Preferred Stock are entitled to a liquidation preference equal to $12.00 per share and are entitled to share ratably, with the holders of the common stock, any assets distributed to holders of common stock.

On December 31, 2002, TEAI formed a 100% owned subsidiary which purchased the Series A and Series B Preferred Stock for $.01 per share for a total of approximately $25,000 and $2,000, respectively. At December 31, 2002, there are no issued shares of Novistar preferred stock.

Common Stock

On January 1, 1999, TEAI transferred all the assets and liabilities of Novistar in exchange for Novistar declaring a stock dividend of 99 shares of common stock for each share of common stock outstanding on the record dated of January 1, 1999. On January 31, 2000, TEAI contributed 9,233.25 shares and the attached dividend rights to Novistar.

On February 18, 2000, Novistar increased the number of authorized shares of common stock and issued 8,985,908 additional shares of common stock to TEAI, representing payment of the stock dividend previously declared. Subsequent to the dividend, TEAI held 9,076,675 shares of Novistar common stock. On September 7, 2000, Novistar increased the numbers of authorized shares of common stock to 50,000,000 shares.

On December 31, 2002, TEAI formed a 100% owned merger sub which purchased TEAI's common stock in Novistar for $.01 per share for a total of approximately $91,000. At December 31, 2002, there are no issued shares of Novistar common stock.

Warrants

The Novistar warrants were effectively cancelled upon the completion of the Novistar merger described in Note 10. A warrant for 161,066 shares of Novistar common stock at a price of $4.00 per share was issued to a customer in January 2000 as a sales incentive to enter into a three year service contract. The warrant vests over the life of the contract absent an initial public offering of common stock by Novistar. Upon completion of an initial public offering by Novistar, the warrant fully vests and becomes exercisable. In

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements


18. Equity Instruments (continued)

accordance with EITF 96-18, until such time as Novistar effects an initial public offering, it will account for the warrant by recognizing, as a reduction of revenues, the cost of the warrant measured at each interim period at the then-current lowest aggregate fair value of the warrant based on the number of shares that become vested. Upon completion of an initial public offering, Novistar expects to recognize a deferred charge based on the fair value of the vested warrant which will be amortized as a reduction of revenue over the life of the related service contract.

In August 2000, Novistar entered into an agreement to also issue a warrant for 170,000 shares of common stock to another customer as a sales incentive to enter into a renewal and extension of its existing long-term service fee contract until the end of 2003. As part of the sales incentive, Novistar also guaranteed the customer $3.5 million in cash or cost savings under the service fee contract, with minimum annual payments of $500,000. The warrant was issued on October 31, 2000 and is fully vested and non-forfeitable at the date of grant. However, the warrant may be exercised only, in whole or in part, commencing 90 days subsequent to an initial public offering of shares of Novistar. Upon exercise of the warrant by the customer, 50% of the value created, defined to be the difference between the fair market value of Novistar's common stock less the exercise price of the warrant, shall be credited against the $3.5 million guaranteed savings. Alternatively, Novistar, at its option, can offer to purchase the warrant at the fair market value of the common stock less the exercise price of the warrant. While the customer does not have to sell the warrant to Novistar, upon an offer to purchase, 50% of the value created would be credited against the $3.5 million guaranteed savings. At the option of Novistar, the term of the agreement may be extended one year at a reduced level of fees. Novistar expects to account for this sales incentive arrangement in accordance with EITF 96-18 as of the date the warrant becomes exercisable. Any reduction to the $3.5 million guaranteed savings liability from the exercise of the warrant or from the offer to purchase the warrant will be recorded at the time the warrant is exercised or any offer to purchase the warrant is made.

In November 2000, Novistar entered into a marketing alliance with Accenture and issued a warrant to them for the purchase of up to 500,000 shares of Series B convertible preferred stock, or common stock of Novistar. The shares under the warrant vest upon the execution of definitive agreements with certain target clients, under which Novistar would provide either application hosting or business process outsourcing and Accenture would provide support services.

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements


19. Subsequent Events

In January 2003, the Company sold its assets in a coal bed methane field in Alabama for $43 million in cash, resulting in a gain of approximately $41 million. The book value of the related asset is classified as held for sale in current assets as of December 31, 2002. Proceeds of $18.7 million were used to payoff the outstanding balance on the new Credit Facility. In addition, due to the sale of this field, the Senior Subordinated Note was reduced by $500,000.

20. SFAS 131: Disclosures about Segments of an Enterprise and Related
Information

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the manner public enterprises are required to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted SFAS 131 at December 31, 1998.

The Company has four reportable segments: service activities, the capital group, the trading and marketing group, and oil and gas properties. The service activities segment provides technical and administrative services to energy companies, primarily through outsourcing arrangements. The capital group segment provides growth capital to independent oil and gas companies through TEFF, a fund formed to provide small to mid-size companies with capital for acquisition and exploitation opportunities. The trading and marketing group segment engages in various hydrocarbon marketing and trading activities. The oil and gas properties segment consists of revenue from interests the Company holds in certain oil and gas properties. Although the Company's business activities have been significantly reduced, management still manages each segment separately.

The Company's reportable segments are strategic business units that offer different services. Each business segment is managed separately based on the nature of the services provided to clients and based on the different technology and marketing strategies required by each of the segments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2 of the

               Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

20. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)

Notes to Consolidated Financial Statements). The Company evaluates performance based on profit or loss from operations. Intersegment fees are accounted for as if the fees were to third parties.

The following tables represent reported segment profit or loss and segment assets for the years ended December 31, 2002, 2001, and 2000 (amounts in thousands).

                                                                         Trading &
                                             Service        Capital      Marketing      Oil & Gas
                                           Activities        Group         Group        Properties     Totals
                                          ----------------------------------------------------------------------
Year ended December 31, 2002
Revenues from external clients              $  62,814      $     503     $   3,183      $  14,280    $   80,780
Intersegment revenues                       $   5,650      $       -     $       -      $       -    $    5,650
Interest revenue                            $       -      $       -     $      (2)     $     115    $      113
Interest expense                            $   1,495      $     895     $      78      $   2,705    $    5,173
Depletion, depreciation and
 amortization                               $   2,050      $       -     $       -      $   6,777    $    8,827
Equity in earnings (loss) of
 investees                                  $     249      $       -     $       -      $       -    $      249
Segment profit (loss)                       $  16,825      $  (2,079)    $     726      $ (10,372)   $    5,100

Other significant non-cash items:
     Segment assets                         $  18,238      $   3,495     $   3,397      $  23,355    $   48,485
     Equity in investees                    $  16,769      $       -     $       -      $       -    $   16,769
     Expenditures for segment assets        $     124      $       -     $       -      $   1,677    $    1,801

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

20. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)

                                                                   Trading &
                                       Service        Capital      Marketing      Oil & Gas
                                     Activities        Group         Group        Properties      Totals
                                     --------------------------------------------------------------------
 Year ended December 31, 2001
 Revenues from external clients       $  96,150      $   1,560     $   6,786      $  18,720    $  123,216
 Intersegment revenues                $   8,370      $       -     $       -      $       -    $    8,370
 Interest revenue                     $       -      $       1     $     494      $     191    $      686
 Interest expense                     $     988      $   1,464     $       -      $   2,514    $    4,966
 Depletion, depreciation and
    amortization                      $  11,792      $       -     $     386      $   1,613    $   13,791
 Equity in earnings (loss) of
    investees                         $     636      $    (300)    $       -      $       -    $      336
 Segment profit (loss)                $  (8,179)     $ (12,140)    $   1,820      $   1,950    $  (16,549)

 Other significant non-cash items:
       Segment assets                 $  26,489      $   9,960     $  13,497      $  28,935    $   78,881
       Equity in investees            $     993      $       -     $       -      $       -    $      993
       Expenditures for segment
          assets                      $   2,093      $       -     $       -      $   2,030    $    4,123

                                                                   Trading &
                                       Service        Capital      Marketing      Oil & Gas
                                     Activities        Group         Group        Properties      Totals
                                     --------------------------------------------------------------------
 Year ended December 31, 2000
 Revenues from external clients       $  86,670      $   1,780     $   8,623      $  15,979    $  113,052
 Intersegment revenues                $   9,087      $       -     $       -      $       -    $    9,087
 Interest revenue                     $       -      $       -     $     624      $       -    $      624
 Interest expense                     $   1,343      $   4,236     $       -      $     755    $    6,334
 Depletion, depreciation and
    amortization                      $   9,872      $       -     $      72      $   1,265    $   11,209
 Equity in loss of investees          $     851      $    (712)    $     459      $    (528)   $       70
 Segment profit (loss)                $  (4,170)     $  (7,589)    $   5,349      $  14,032    $    7,622

 Other significant non-cash items:
       Segment assets                 $  38,148      $  16,431     $  71,900      $   4,300    $  130,779
       Equity in investees            $   1,348      $       -     $       -      $     313    $    1,661
       Expenditures for segment
          assets                      $   3,115      $       -     $       -      $   7,435    $   10,550

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

20. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)

The following is a reconciliation of reportable segment revenues, expenditures, profit or loss, assets, and equity in investees to the Company's consolidated totals for the years ended December 31, 2002, 2001, and 2000 (amounts in thousands):

                                                                    Year ended December 31,
                                                            2002              2001             2000
                                                        ----------------------------------------------
 Revenues:
    Total revenues for reportable segments              $    90,056       $   136,166      $   138,743
    Other revenues                                            3,381            (3,067)           1,207
    Elimination of intersegment revenues                     (5,650)           (8,370)          (9,087)
                                                        ----------------------------------------------
 Total consolidated revenues                            $    87,787       $   124,729      $   130,863
                                                        ==============================================

 Interest expense:
    Total interest expense for reportable segments      $     5,173       $     4,966      $     6,334
    Other interest expense                                    2,380             2,600            2,724
                                                        ----------------------------------------------
 Total interest expense                                 $     7,553       $     7,566      $     9,058
                                                        ==============================================

 Depletion, depreciation, and amortization:
    Total depletion, depreciation, and amortization
       for reportable segments                          $     8,827       $    13,791      $    11,209
    Other depletion, depreciation, and amortization           1,364               838              384
                                                        ----------------------------------------------
 Total depletion, depreciation, and amortization        $    10,191       $    14,629      $    11,593
                                                        ==============================================

 Equity in earnings (loss) of investees:
    Total equity in earnings (loss) of investees for
       reportable segments                              $       249       $       336      $        70
    Other equity in loss of investees                             -                 -           (2,050)
                                                        ----------------------------------------------
 Total equity in earnings (loss) of investees           $       249       $       336      $    (1,980)
                                                        ==============================================

 Profit or loss:
    Total profit or loss for reportable segments        $     5,100       $   (16,549)     $     7,622
    Other loss                                               (4,107)          (10,069)          (6,647)
                                                        ----------------------------------------------
 Net income (loss)                                      $       993       $   (26,618)     $       975
                                                        ==============================================

 Assets:
    Total assets for reportable segments                $    48,485       $    78,881      $   130,779
    Other assets                                             22,748            32,225          117,223
                                                        ----------------------------------------------
 Total consolidated assets                              $    71,233       $   111,106      $   248,002
                                                        ==============================================

 Equity in investees:
    Total equity in investees for reportable segments   $    16,769       $       993      $     1,661
    Other equity in investees                                     -                 -                -
                                                        ----------------------------------------------
 Consolidated equity in investees                       $    16,769       $       993      $     1,661
                                                        ==============================================

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

20. SFAS 131: Disclosures about Segments of an Enterprise and Related Information (continued)

Major Customer

Four customers accounted for 56.1% of the gross marketing revenues during the year ended December 31, 2002. Two customers accounted for 24.1% of the gross marketing revenues during the year ended December 31, 2001. One customer accounted for 10.6% of the gross marketing revenues during the year ended December 31, 2000. Revenues from two customers, Mission and Nuevo Energy Company ("Nuevo"), totaled $35 million, $56 million, and $59 million in service and overhead fees for the years ended December 31, 2002, 2001, and 2000, respectively (see Note 19).

21. Supplementary Oil and Gas Data (Unaudited)

Oil and Gas Producing Activities

Included herein is information with respect to oil and gas acquisition, exploration, development, and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. These reserve quantities represent interests owned by the Company located solely within the United States. Reserve quantities and future production are primarily based upon reserve reports prepared by the independent petroleum engineering firms of Gruy Engineering Corporation, H.J. Gruy and Associates, Inc., Ryder Scott Company, and T.J. Smith & Company, Inc., and by in-house reserve engineers. These estimates are inherently imprecise and subject to revisions from time to time.

Estimates of future net cash flows from proved reserves of gas, oil, condensate, and natural gas liquids ("NGLs") were made in accordance with Financial Accounting Standards Board Statement No. 69, Disclosures about Oil and Gas Producing Activities. The estimates are based on prices in effect at year-end. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions. Effective in 1997, the oil and gas activities of the Company fall under its S Corporation status for income tax purposes and have a zero effective income tax rate (see Note 2). The results of these disclosures should not be construed to represent the fair market value of the Company's oil and gas properties. A market value determination would include many additional

              Torch Energy Advisors Incorporated and Subsidiaries

                   Notes to Consolidated Financial Statements

21. Supplementary Oil and Gas Data (Unaudited) (continued)

factors including: (i) anticipated future increases or decreases in oil and gas prices and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (iv) other business risks.

Costs Incurred

The following table sets forth the capitalized costs incurred in oil and gas activities for the years ended December 31 (amounts in thousands):

                                                             2002             2001              2000
                                                         --------------------------------------------
 Cost incurred during the year:
    Property acquisition                                 $       -         $  24,120        $       -
    Exploration                                                  -                 -                -
    Development                                              1,677             1,947            6,515
                                                         --------------------------------------------
                                                         $   1,677         $  26,067        $   6,515
                                                         ============================================
  Company's share of equity method investees costs of
    property acquisition, exploration, and
    development                                          $       -         $       -        $      21
                                                         ============================================

               Torch Energy Advisors Incorporated and Subsidiaries


                   Notes to Consolidated Financial Statements


21. Supplementary Oil and Gas Data (Unaudited) (continued)

Capitalized Costs Relating to Oil and Gas Activities

The following table sets forth the capitalized costs relating to oil and gas activities and the associated accumulated depreciation, depletion, and amortization (amounts in thousands):

                                                                      December 31
                                                           2002          2001         2000
                                                         -----------------------------------
Capitalized costs:
    Proved properties                                    $29,104       $29,606      $  3,677
    Accumulated depreciation, depletion, and
       amortization                                       (9,063)       (2,988)       (1,614)
                                                         -----------------------------------

Net capitalized costs                                    $20,041       $26,618      $  2,063
                                                         ===================================
Company's share of equity method investees net
    capitalized costs                                    $     -       $     -      $     74
                                                         ===================================

Results of Operations for Producing Activities (amounts in thousands)

                                                               Year ended December 31
                                                            2002         2001         2000
                                                         -----------------------------------
Revenues from oil and gas producing
    activities                                           $14,267       $17,071      $ 14,524
Production costs                                          (9,153)       (9,720)       (6,663)
Depreciation, depletion, and amortization                 (6,666)       (1,475)       (1,404)
Income tax provision                                           -             -             -
                                                         -----------------------------------
Results of operations from producing
    activities (excluding corporate overhead
    and interest costs)                                  $(1,552)      $ 5,876      $  6,457
                                                         ===================================
Company's share of equity method
    investees results of operations for producing
    activities                                           $     -       $     -      $    (51)
                                                         ===================================

               Torch Energy Advisors Incorporated and Subsidiaries


                   Notes to Consolidated Financial Statements


21. Supplementary Oil and Gas Data (Unaudited) (continued)

No income tax provision is recorded 2002, 2001 or 2000 as the Company elected subchapter S Corporation status effective January 1, 1997 (see Note 2).

Reserves

The Company's estimated total proved and proved developed reserves of oil and gas for the years ended December 31, 2002, 2001, and 2000 are as follows:

                                       2002                         2001                         2000
                            Oil (Mbbl)     Gas (Mmcf)     Oil (Mbbl)    Gas (Mmcf)     Oil (Mbbl)    Gas (Mmcf)
                          -------------------------------------------------------------------------------------
Proved reserves at
    beginning of year         2,324           38,447           25          66,983           49          62,861
Purchases of reserves
    in place                      -                -        2,407          11,251            -               -
Sales of reserves in
    place                         -                -            -               -          (34)        (13,891)
Revisions of previous
    estimates                  (638)          41,935           43         (36,535)          17          22,644
Extensions and
    discoveries                   -                -            -               -            -               -
Production                     (209)          (3,257)        (151)         (3,252)          (7)         (4,631)
                          ------------------------------------------------------------------------------------
Proved reserves at end
    of year                   1,477           77,125        2,324          38,447           25          66,983
                          ====================================================================================

 Proved developed
    reserves:
       Beginning of year        973           33,377           11          65,778           40          55,602
                          ====================================================================================
       End of year              172           71,195          973          33,377           11          65,778
                          ====================================================================================

In January 2003, the Company sold certain natural gas properties with proved reserves of 65,836 mmcf as of December 31, 2002 as described in Note 19.

              Torch Energy Advisors Incorporated and Subsidiaries


                   Notes to Consolidated Financial Statements


21. Supplementary Oil and Gas Data (Unaudited) (continued)

Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows and changes therein related to proved oil and gas reserves are shown below (amounts in thousands):

                                                                          Year ended December 31
                                                                    2002              2001              2000
                                                           ------------------------------------------------------
Future cash inflows                                        $       406,085       $   149,970      $   756,693
Future production costs                                           (207,740)          (90,571)        (258,885)
Future development costs                                           (15,280)          (11,137)            (672)
                                                           ------------------------------------------------------
Future net inflows before income tax                               183,065            48,262          497,136
Future income taxes*                                                     -                 -                -
                                                           ------------------------------------------------------
Future net cash flows                                              183,065            48,262          497,136
10% discount factor                                                (77,199)          (19,279)        (333,527)
                                                           ------------------------------------------------------
Standardized measure of discounted future net cash flows   $       105,866       $    28,983      $   163,609
                                                           ======================================================
 Company's share of equity method investees
    standardized measure of discounted future net
    cash flows                                             $             -       $         -      $       216
                                                           ======================================================

No income tax provision is recorded 2002, 2001 or 2000 as the Company elected subchapter S Corporation status effective January 1, 1997 (see Note 2).

              Torch Energy Advisors Incorporated and Subsidiaries


                   Notes to Consolidated Financial Statements

21. Supplementary Oil and Gas Data (Unaudited) (continued)

The following are the principal sources of change in the standardized measure of discounted future net cash flows (amounts in thousands):

                                                                        Year ended December 31
                                                                 2002            2001            2000
                                                              ----------------------------------------
Standardized measure:
  Beginning of year                                           $  28,983       $ 163,609       $  14,882
  Sales, net of production costs                                 (5,114)         (7,350)         (7,861)
  Net change in prices and production costs                      35,062        (173,940)        207,538
  Extensions, discoveries, and improved recovery,
     net of future production and development costs                   -               -               -
  Changes in estimated future development costs                  (4,074)           (211)         (1,283)
  Development costs incurred during the period                    1,677           4,530           6,515
  Revisions of quantity estimates                                52,789           9,600         104,777
  Accretion of discount                                           2,898          16,361           1,488
  Purchases of reserves in-place                                      -          43,481               -
  Sales of reserves in-place                                          -               -         (13,313)
  Changes in production rates and other                          (6,355)        (27,097)       (149,134)
                                                              -----------------------------------------
Standardized measure - end of year                            $ 105,866       $  28,983       $ 163,609
                                                              =========================================

                       TORCH ENERGY ADVISORS INCORPORATED
                                AND SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       TORCH ENERGY ADVISORS INCORPORATED

The following should be read in conjunction with the consolidated financial statements, and the related notes thereto, of Torch Energy Advisors Incorporated and Subsidiaries (the "Company").

DISCUSSION OF YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

During 2002, the Company continued to reduce the scope of its operations and its services provided to the energy industry through reductions of its work force and through the sale of individual assets and businesses. As discussed in more detail below, many of the services previously provided by the Company are currently no longer provided and, if provided, are provided at significantly reduced levels than in previous years.

Revenues

The Company's service activities, which included accounting and finance, information technology, oil and gas operations and engineering, hydrocarbon marketing, acquisitions and divestitures, and various administrative services, accounted for 74% of revenues in 2002. Although these service activities comprised a significant percentage of our revenue during 2002, the sale of Novistar and other businesses, and the reduction of our workforce during 2002, will significantly reduce our service fee revenue in 2003. Revenues for such service activities are received under various outsourcing and management contracts and are classified primarily as Service Fees or Operating Fees. Service Fees include payments for management and administrative services, fees for providing drilling rig crew services to third parties, certain hydrocarbon marketing activities, and consulting services as well as transaction fees received for arranging or advising clients on acquisitions, divestitures or financings. The Company also receives fees related to oil and gas field operations and gas plant operations, which it classifies as Operating Fees. Operating Fees are a combination of fees paid by clients and reimbursements received from working interest owners customarily paid to the operator of oil and gas properties.

The Company's contracts for outsourcing and management services differ from contract to contract in how the Company is paid for its services. For certain contracts, revenues are derived from a combination of fixed and variable fees related to the activities performed. As such, Service Fees may fluctuate from year to year based on the level of activity of the Company's clients and in particular the number and complexity of the clients' oil and gas properties.

Service Fees were $63.6 million in 2002, down 36.1% from $99.6 million in 2001 primarily due to the cancellation of several contracts during 2002. Included in the 2002 service fees is $3.2 million in termination fees paid as a result of customers terminating service contracts. Service Fees were $99.6 million in 2001, up 20.7% from $82.5 million in 2000, primarily due to increased offshore and onshore workover rig crew services for third parties. Additional rigs were purchased and there was an increase in workover and well servicing by Torch's clients. In addition, district operating expenses for a certain client were previously recovered out of increased operating fees, but a new contract provides for a blended mark-up of regular and overtime hour percentages, which is recorded as service fees.

Operating fees totaled $1.6 million in 2002, down 15.8% from $1.9 million in 2001. Operating fees totaled $1.9 million in 2001, down 82.2% from $10.7 million in 2000 primarily due to no incentive fees being received in 2001 and operating fees for a certain client being included in service fees based on a new contract.

                       TORCH ENERGY ADVISORS INCORPORATED
                                AND SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       TORCH ENERGY ADVISORS INCORPORATED

The Company's principal oil and gas properties relate to the 2001 purchase of oil and gas properties in Louisiana and Texas by Milam Energy L.P. ("Milam"), a wholly-owned partnership, and production payments obtained in conjunction with the Management Buyout in September 1996. The production payment properties are coal-seam gas fields located in Alabama, which were sold in January 2003. The Company also holds other interests in gas fields in Texas and Louisiana. Oil and gas revenues for 2002 were $14.3 million, down 23.5% from $18.7 million in 2001. This decrease is primarily due to the mark-to-market valuation of derivative instruments associated with Milam and the sale of certain oil and gas properties at the end of 2001; partially offset by a full year of production from the Milam oil and gas properties in 2002. Oil and gas revenues for 2001 were $18.7 million, up 16.9% from $16.0 million in 2000. This increase is attributable to the purchase of the Milam properties in May 2001 from a third party for a total of $21.4 million partially offset by the sale of certain oil and gas properties during 2000 (see Note 10 of the Notes to Consolidated Financial Statements).

The Company also engages in various hydrocarbon marketing and trading activities. Revenues for these activities are recorded net of the cost of goods purchased for trading purposes. Net product marketing revenues were $1.3 million in 2002 down 58.1% from $3.1 million in 2001, which is down 18.4% from $3.8 million in 2000. The decrease for both years is mainly due to winding down a majority of the Company's product marketing activity.

From time to time, the Company has sold interests in various oil and gas properties, securities, and other assets. In October 2002, the Company sold its interest in The Procurement Center ("TPC") for $3.45 million and 58,231 shares of Resources Connection, Inc., valued at $798,000, resulting in a gain of $3.45 million. In 2001, the Company sold its interest in certain oil and gas properties to third parties for a total of $4.9 million, generating a gain of $3.9 million. In May 2001, the Company sold its interest in Southern Missouri Gas Company, L.P. ("SMGC") to the general partner of SMGC by paying $2 million in cash and entering into a note for $3 million. As a result of this transaction, the Company recorded a loss of $5 million. In December 2001, the Company sold 150,000 Mission Resources Corporation ("Mission") common shares for $337,000 resulting in a loss of $919,000. In 2000, the Company sold its interest in certain oil and gas properties to third parties for a total of $25.3 million, generating a gain of $14.6 million. In September 2000, the Company sold its interest in a gas marketing company to a third party for $2.2 million generating a gain of $1.4 million.

Expenses

The Company includes in cost of services all of the personnel costs of providing services to its clients pursuant to its outsourcing agreements. The level of expense recorded by the Company from year to year is subject to variability related to client activity level. Cost of services totaled $48.6 million, $84.4 million and $73.6 million in 2002, 2001 and 2000, respectively. The decrease from 2001 to 2002 is due to the cancellation of several contracts in 2002. The increase from 2000 to 2001 is mainly due to increased offshore and onshore drilling rig crew services for third parties and due to activities of Novistar and the acquisition of the Oracle Energy Upstream business from Oracle (see Note 10 of the Notes to the Consolidated Financial Statements).

General and administrative expenses totaled $18.3 million, $30.7 million and $31.5 in 2002, 2001 and 2000, respectively. The 40% reduction in general and administrative costs in 2002 is directly related to the reduction of outsourcing services and activities of the Company, which was primarily responsible for a significant reduction in administrative infrastructure required by the Company.

                       TORCH ENERGY ADVISORS INCORPORATED
                                AND SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       TORCH ENERGY ADVISORS INCORPORATED

Oil and gas operating expenses for 2002 totaled $9.2 million, down 14.0% from $10.7 million in 2001 due to lower operating costs related to the coal-seam gas fields and the sale of certain oil and gas properties at the end of 2001, partially offset by a full year of oil and gas operating expenses associated with the Milam oil and gas operations in 2002. Oil and gas operating expenses for 2001 totaled $10.7 million, up 44.6% from $7.4 million in 2000 due to the purchase of the Milam oil and gas properties in May 2001 partially offset by the sale of certain oil and gas properties during 2000 (see Note 10 of the Notes to Consolidated Financial Statements). The Company's average oil and gas operating expenses per Mcfe was $1.81, $2.06 and $1.42 in 2002, 2001 and 2000,
respectively.

Interest expense remained at $7.6 million from 2001 to 2002. In 2002 there was an increase in Milam interest expense due to a full year of interest expense being included. This increase was offset by a decrease in the outstanding debt on TEFF. Interest expense decreased by 16.5% to $7.6 million in 2001 from $9.1 million in 2000. The decrease is primarily attributable to decreased debt on TEFF partially offset by Milam entering into an $18 million promissory note with a third party.

Consistent with TEFF's notes payable terms, the Company recorded impairments of the TEFF notes receivable balance during 2002, 2001, and 2000 of $0, $6.1 million and $0.7 million, respectively.

Equity in Earnings of Affiliates and Investees

The Company recorded equity earnings of $249,000 and $336,000 for the years ended December 31, 2002 and 2001, respectively, and an equity loss of $2.0 million for the year ended December 31, 2000. The increase in equity earnings in 2001 is mainly due to the Company's anticipated inability to recover the underlying carrying value of the investments and the resulting write-down of the investments of $1.6 million in 2000.

Minority Interests

Effective November 1, 1996 Torch Energy Marketing, Inc. (TEMI), a wholly owned subsidiary, formed a limited liability company with an unaffiliated party to conduct gas marketing activities. TEMI acted as a manager and owned a 50% interest in this venture until May 2000 when the Company acquired the 50% interest it didn't own. As the Company effectively controlled the venture, the activities, prior to May 2000, are included in the financial statements with the unaffiliated parties interest reflected as minority interest.

Effective June 30, 1997, the Company purchased The Procurement Centre ("TPC") to obtain the benefit of TPC's experience and expertise in providing consulting and outsourcing services for the procurement of materials and services, inventory management, logistics and other administrative services. The Company owned a 75% interest in TPC and the activities were included in the financial statements with the unaffiliated parties interest reflected as minority interest. In January 1999, the Company sold a 25% interest in TPC resulting in the Company changing its investment in TPC to be accounted for under the equity method. In October 2002, the Company sold its remaining 50% interest in TPC.

                       TORCH ENERGY ADVISORS INCORPORATED
                                AND SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       TORCH ENERGY ADVISORS INCORPORATED

On February 18, 2000, Novistar acquired from Oracle the Oracle Energy Upstream business, which specializes in licensing, support and implementation of application software, including related consulting services. As part of the purchase price, Oracle received a 21.12% interest in Novistar (see Note 10 of the Notes to the Consolidated Financial Statements). In February 2001, Novistar purchased software from Accenture in exchange for a 1.7% interest in Novistar. On December 31, 2002, Novistar merged with Paradigm Technologies, a Petroleum Place company, that provides software solutions and technology services for the energy industry, to create P2 Energy Solutions ("P2ES"). As a result of the merger, the Company acquired the interests of all historic shareholders and received a 40% ownership interest in P2ES, resulting in the Company changing the accounting method for its investment in Novistar to the equity method. For the year ended December 31, 2002, Novistar is consolidated in the Company's Statement of Operations with Oracle's and Accenture's combined interests reflected as minority interest, but Novistar's balance sheet at December 31, 2002 is no longer consolidated. An equity investment is recorded for the Company's investment in P2ES.

Net Income

The foregoing activities resulted in the following net income (loss) (amounts in thousands):

                                                              2002             2001            2000
                                                              ----             ----            ----
Loss before minority interest, income taxes,
and extraordinary gain on extinguishment of debt .....  $     (7,822)     $    (31,427)    $    (5,661)
Net income (loss) ....................................  $        993      $    (26,618)    $       975

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities was $448,000 for the year ended December 31, 2002. Net cash used in operating activities was $2.2 million for the year ended December 31, 2001. Net cash provided by operating activities was $2.6 million for the year ended December 31, 2000. The Company spent $2.9 million, $7.4 million, and $12.0 million on investments in property and equipment in 2002, 2001, and 2000, respectively. During 2002, the Company sold its interest in TPC generating $3.5 million in cash. During 2001, the Company sold its interest in certain oil and gas properties to third parties generating $4.9 million in cash. During 2000, the Company sold its interest in certain oil and gas properties to third parties generating $25.3 million in cash. In September 2000, the Company sold its interest in a gas marketing company to a third party generating $2.2 million in cash (see Note 10 of the Notes to Consolidated Financial Statements).

                       TORCH ENERGY ADVISORS INCORPORATED
                                AND SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       TORCH ENERGY ADVISORS INCORPORATED

Financing Activities

On November 9, 2000, Novistar entered into a credit facility (the "Novistar Facility") with a bank. The Novistar Facility provides a short-term loan of $17.0 million and a revolving line of credit of up to $3.0 million. The Novistar Facility has an interest rate of LIBOR plus 1.5% if less than $10.0 million is outstanding and an interest rate of LIBOR plus 1.875% if the outstanding balance exceeds $10.0 million. The short-term loan under the Novistar Facility matured on November 7, 2001, and the revolving line of credit matured on March 31, 2002. The Novistar Facility is secured by a pledge of substantially all of the assets of Novistar. In July 2001, Novistar used its $30 million revolving promissory note with TEAI to pay off the $17 million loan. Additionally, TEAI guaranteed the outstanding balance of the revolving line of credit. At December 31, 2002, due to the merger of Novistar with Paradigm Technologies (see Note 10), the revolving line of credit is not on the Company's financial statements since Novistar's balance sheet is no longer consolidated. As of January 8, 2003, Torch maintains compensating balances of $3 million as collateral for the Novistar revolving line of credit.

On August 31, 1999, the Company entered into a $50 million credit facility (the "Credit Facility") with a bank. Interest accrues on indebtedness, at the Company's option, at the bank's prime rate plus .25% or the LIBOR rate. The Credit Facility has a March 1, 2003 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Certain oil and gas properties secure the Credit Facility. At December 31, 2002, there is $18.7 million outstanding under the Credit Facility, the borrowing base is set at $22 million and the weighted average interest rate is 4.6%. In January 2003, Torch sold its interest in the certain oil and gas properties that secured the Credit Facility and used proceeds from the sale of the properties to pay-off the outstanding balance.

On July 16, 1997, TEFF entered into a $90 million Credit Facility (the "TEFF Facility") with a bank. Until March 9, 2000, ordinary interest was accrued on indebtedness, at TEFF's option, at the bank's prime rate plus 0.5% or LIBOR plus 2.0% if the loans outstanding are less than or equal to the portfolio base; and at the bank's prime rate plus 5.5% or LIBOR plus 7.0% of the portion of loans outstanding in excess of the portfolio base. Principal and interest on the loan are repaid from cash flow from TEFF's underlying investments. The TEFF Facility contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. All security in the investments currently owned by TEFF or hereafter acquired and proceeds thereof secure the TEFF Facility, which matures on December 31, 2003. Effective March 9, 2000, TEFF amended the TEFF Facility with a bank. The amendment changed the maturity date to June 30, 2000. As a result, no additional debt can be drawn on the TEFF Facility. As the underlying investments are sold, the proceeds are distributed towards the outstanding principal balance of the loan. In addition, the amendment changed the interest rate to the bank's prime rate (4.3% December 31, 2002) plus 1% or LIBOR (1.5% at December 31, 2002) plus 4% regardless of the portfolio base ($13.6 million at December 31, 2002) and changed the allocation of gross sales proceeds between debt repayment and funds available for distribution in the event of a sale of TEFF's investments. At December 31, 2002 and 2001, the outstanding balances under the TEFF Facility were $13.6 and $19.9 million, respectively, at a weighted average interest rate of 5.7% and 7.3%, respectively. The maturity of the debt, based on the March 9, 2000 amendment, was June 30, 2000. As a result, TEFF is in default and the entire amount of the TEFF Facility is presented as current in the financial statements of the Company. As discussed in Note 5, at December 31, 2002, the TEFF Facility is collateralized solely by the undistributed proceeds of $3.9 million from the bankruptcy liquidation of one of the investments.

                       TORCH ENERGY ADVISORS INCORPORATED
                                AND SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       TORCH ENERGY ADVISORS INCORPORATED

On April 21, 2000, Torch Energy TM, Inc. entered into a Credit Agreement with a bank to consider providing certain loans to, and issue certain letters of credit for, the account of TETM on an uncommitted basis in an aggregate principal amount not to exceed $35 million. Loans and letters of credit were issued under either the borrowing base sub-line, the uncommitted line of credit for the purpose of (a) funding payments to suppliers of product, (b) providing for letters of credit to secure suppliers of product, and (c) funding payments due to the Bank under the overdraft line or any swap contract; or the transactional sub-line, the uncommitted and discretionary transactional line of credit solely for the purpose of providing letters of credit to finance TETM's purchase of product for resale. Interest accrued on letters of credit at a floating rate per annum equal to the base rate (the higher of 0.50% per annum above the latest Federal Funds Rate or the prime rate) plus 0.50% for two business days and, thereafter, at a floating rate per annum equal to the base rate plus 3% per annum. Collateral for the credit agreement consisted of all assets of TETM. The Credit Agreement on letters of credit issued under the borrowing base sub-line matured in November 2001 and for letters of credit issued under the transactional sub-line matured in February 2002.

On September 30, 1996, the Company recorded TAC's $25.5 million Senior Subordinated Note (the "Note") payable to Torchmark as part of the purchase price for the Management Buyout. The principal of the Note is due and payable on September 30, 2004 and it accrues interest at 9% per annum, 7% payable semiannually and 2% due at maturity. During 2002 and 2001, the Note was reduced by $500,000 and $1 million, respectively, in connection with the settlement of litigation involving the Predecessor, Torchmark and a third party. In addition, the settlement provides for a reduction of $500,000 on October 1, 2003 or, if earlier, the sale of the oil and gas property related to the litigation settlement (see Note 19).

On February 18, 2000, Novistar executed a $10.0 million Senior Subordinated Note payable to Oracle. The note accrued interest at 9% from February 18, 2000 to February 17, 2001; 10% from February 18, 2001 to February 17, 2002; 12% from February 18, 2002 to February 17, 2003; 15% from February 18, 2003 to February 17, 2004; and 17% from February 18, 2004 to February 17, 2005. Interest was payable quarterly in arrears beginning on May 17, 2000. The note is due upon the earlier of: (a) February 18, 2005, or (b) upon a Major Event. A Major Event constitutes: (a) an initial public offering of Novistar, (b) a sale of all or substantially all of the assets of Novistar, or (c) any transaction or series of related transactions, including, without limitation, any reorganization, merger, or consolidation that results in the transfer of 50% or more of the outstanding voting power of Novistar. On December 31, 2002, Novistar paid $3.2 million to Oracle to satisfy the $10 million Senior Subordinated Note payable and the associated interest payable of $1.1 million resulting in an extraordinary gain of $7.9 million for the year ended December 31, 2002 (see Note 10). Interest expense of $1.2 million, $988,000, and $788,000 is reflected in the accompanying Statement of Operations for the years ended December 31, 2002, 2001, and 2000, respectively.

On May 17, 2001, Milam entered into an $18 million Promissory Note (the "Milam Note") with a third party. Interest accrues on the indebtedness at the sum of seven percent (7.0%) plus the three-month London Inter Bank Offer Rate ("LIBOR") plus a three (3.0%) default rate (11.42% at December 31, 2002). Monthly principal and interest payments are due based on cash flows from certain oil and gas properties. The Milam Note has a June 8, 2004 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions. As of December 31, 2002, the entire outstanding balance under the note is shown as current in the Company's financial statements due to financial covenant violations. At December 31, 2002, the

                       TORCH ENERGY ADVISORS INCORPORATED
                                AND SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       TORCH ENERGY ADVISORS INCORPORATED

outstanding balance under the Milam Note was $17.6 million and the weighted average interest rate is 10.2% (see Note 14 of the Notes to Consolidated Financial Statements). The Milam note is non-recourse with respect to assets outside of Milam.

In connection with the sale of SMGC, the Company agreed to pay the general partner $2 million on May 1, 2002 and $1 million on December 31, 2002. The Company paid $1 million in May 2002, $1 million in December 2002 and entered into a note for the remaining $1 million that was due in May 2003. Principal plus interest at the prime rate plus 7% per annum is payable on May 1, 2003. In March 2003, the SMGC note plus interest was prepaid in full.

In connection with the purchase of certain assets including rigs and real property in January 2002 (see Note 10), the Company entered into a note for $3,175,000 payable to the seller ("Grayson Note"). Principal payments on the note plus interest on the unpaid principal balance are due monthly and the note matures in February 2007. Interest accrues at the prime rate. At December 31, 2002, the outstanding principal balance on the Grayson Note is $2,646,000.

In connection with the termination of certain former employees, the Company entered into notes for options previously granted ("Option Notes"). The terms of the notes vary from between 5 and 10 years commencing on the date of termination and interest accrues at the prime rate. At December 31, 2002 and 2001, the outstanding principal balance on the Option Notes is $2.3 million and $2.7 million, respectively.

The following table lists contractual obligations of the Company by due date or expiration date:

     Contractual Obligations                                Payments Due by Period

                                                      Less
                                                      than                                      After 5
                                        Total        1 year      1-3 years      4-5 years        years
                                   ------------   -----------   -----------    -----------   -----------
 Long Term Debt                    $     80,040   $    52,572   $    25,484    $     1,234   $       750
 Operating Leases                        10,145         2,441         4,763          2,496           445
 Other Long Term Obligations              2,805         1,020         1,785              -             -
                                   ------------   -----------   -----------    -----------   -----------
 Total Contractual Cash
     Obligations                   $     92,990   $    56,033   $    32,032    $     3,730   $     1,195
                                   ============   ===========   ===========    ===========   ===========

There are no other commercial commitments at December 31, 2002.

Of the debt with a maturity less than one year, $31.2 million relates to obligations of Milam and TEFF which are solely secured by all of Milam's oil and gas properties and $3.9 million in undistributed proceeds from the bankruptcy of one of TEFF's investments. Also, in January 2003, $18.7 million of debt with a maturity less than one year was retired with a portion of the proceeds from the sale of certain oil and gas properties.

                       TORCH ENERGY ADVISORS INCORPORATED
                                AND SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       TORCH ENERGY ADVISORS INCORPORATED

Financial Risk Mangement

The Company, through its subsidiaries previously offered price risk management services to energy-related businesses (natural gas and crude oil) through a variety of financial and other instruments including forward contracts involving physical delivery of an energy commodity, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options contracts requiring payments to (or receipt of payments from) counterparties based on the difference between the options' strike and market prices for the commodity and other contractual arrangements. Effective January 1, 1999, the Company adopted mark-to-market accounting for contracts related to its price risk management service contracts in accordance with the provisions of the Financial Accounting Standard Board's Emerging Issues Task Force Issue No.98-10 ("EITF 98-10"), Accounting for Energy Trading and Risk Management Activities.

In addition, the Company has market risk exposure in the pricing applicable to its oil and gas production. The Company enters into financial derivative contracts for the purpose of hedging the impact of market fluctuations on its contractual commitments and forecasted transactions related to its oil and gas production. On January 1, 2001, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, for the accounting of its hedge transactions.

In previous years, when there was significant trading and marketing activity, in order to mitigate the risk associated with its financial and other instruments, the Company monitored and managed the inherent market risks through a variety of techniques including periodic reporting of the portfolio's value to senior management. The Company attempted to balance its contractual portfolio in terms of notional amounts and the timing of performance and delivery obligations. However, net unbalanced positions could have existed or are have been established based upon assessment of anticipated market movements. The Company maintains only a few open positions as of December 31, 2002.

The counterparties to these contractual arrangements are limited to the major financial institutions and other established companies in the petroleum industry. Although the Company is exposed to credit loss in the event of nonperformance by these counterparties, this exposure is managed through credit approvals, limits and monitoring procedures, and limits to the period over which unpaid balances are allowed to accumulate. The Company has not experienced nonperformance by counterparties to these contracts, and no material loss would be expected from any such nonperformance. During 2002, the risk Management activities of the Company decreased substantially which has significantly reduced the potential for credit exposure.

                       TORCH ENERGY ADVISORS INCORPORATED
                                AND SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       TORCH ENERGY ADVISORS INCORPORATED

Fair Value of Price Risk Management Contracts

At December 31, 2002, there are no price risk management contracts maturing during 2003. Following is a reconciliation of the Company's 2002 price risk management activity (in thousands):

Fair value of contracts outstanding at December 31, 2001            $    149
Contracts realized or otherwise settled during 2002                   (2,608)
Change in fair value of contracts                                      2,459
                                                                    --------

Fair value of contracts outstanding at December 31, 2002            $(  -   )

The change in fair value of contracts during the year represents the change in value of contracts from the beginning of the period, or the date of their origination, until their settlement or, if not settled, until the end of the period.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk that the value of the contractual portfolio will change, either favorably or unfavorably, in response to changes in prices. The Company's major market risk is commodity price risk related to natural gas and crude oil price risk management services and its oil and gas production. Historically, market prices for oil and gas production and related financial derivative contracts have been volatile and unpredictable. Pricing volatility is expected to continue.

The Company has elected to present the quantitative disclosures relative to market risk for option contracts in tabular form and all other financial derivative contracts using a sensitivity analysis. The following tables present the notional amounts, the weighted average strike price, and the fair values by expected maturity dates for option contracts related to price risk management activities during the years ended December 31, 2002 and 2001 (amounts in thousands).

                                                               December 31, 2002
                               --------------------------------------------------------------------------------

                                                             Weighted
                               Contract Volumes            Average Price          Maturity           Fair Value
                               ----------------            -------------          --------           ----------

Natural Gas Options
   Held                                 .1 bcf              $     3.50              2003             $        -

   Written                              .1 bcf              $     3.50              2003             $        -

Crude Oil Options
   Held                        .1 million bbls              $    20.00              2002             $        -

   Written                     .1 million bbls              $    20.00              2003             $        -

                       TORCH ENERGY ADVISORS INCORPORATED
                                AND SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       TORCH ENERGY ADVISORS INCORPORATED

                                                                December 31, 2001
                              ---------------------------------------------------------------------------------

                                                            Weighted
                                 Contract Volumes        Average Price          Maturity           Fair Value
                                 ----------------        -------------          --------            ---------
Natural Gas Options
   Held                                7.6 bcf            $     1.94             2002               $   167
                                        .1 bcf                  3.50             2003                   (42)

   Written                             4.3 bcf            $     2.53             2002               $  (902)
                                        .1 bcf                  3.50             2003                    42

Crude Oil Options
   Held                        .4 million bbls            $    21.44             2002               $   169
                               .1 million bbls                 20.00             2003                     -

   Written                     .4 million bbls            $    21.42             2002               $  (177)
                               .1 million bbls                 20.00             2003                     -


The following tables present the hypothetical changes in fair values of outstanding swap agreements at December 31, 2002 and 2001 based on a 10% favorable and adverse change in quoted market prices (amounts in thousands).

                                              December 31, 2002
                             ---------------------------------------------------

                                                        Change in Fair Value
                                                          From 10% Adverse
                                   Fair Value              Price Change
                                   ----------              ------------
  Natural Gas Swaps
     Non-trading                     (175)                     (181)

  Crude Oil Swaps
     Non-trading                  $  (339)                 $   (287)

                       TORCH ENERGY ADVISORS INCORPORATED
                                AND SUBSIDIARIES

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS OF
                       TORCH ENERGY ADVISORS INCORPORATED

                                December 31, 2001
              -----------------------------------------------------

                                                        Change in Fair Value
                                                          From 10% Adverse
                                     Fair Value             Price Change
                                     ----------             ------------
  Natural Gas Swaps
     Trading                          $    (37)              $     (48)
     Non-trading                           800                     616

  Crude Oil Swaps
     Non-trading                      $    881               $     479


The market prices used to calculate the fair value reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors at December 31, 2002 and 2001. The values are adjusted to reflect the potential impact of liquidating the Company's position in an orderly manner over a reasonable period of time under market conditions at December 31, 2002 and 2001.

Interest Rate Risk - The Company's exposure to changes in interest rates primarily results from short-term changes in the prime and LIBOR rates. A 10% increase in the prime and floating LIBOR rates would have the effect of increasing interest costs to the Company by $220,000 per year.

Outlook

In January 2003, the Company sold its assets in a coal bed methane field in Alabama for $43 million in cash, resulting in a gain of approximately $41 million. Proceeds of $18.7 million were used to payoff the outstanding balance on the new Credit Facility. In addition, due to the sale of this field, the Senior Subordinated Note was reduced by $500,000. During 2003, the Company has continued to reduce the scope of its operations, the services provided to the energy industry and the size of its work force. The Company continues to work toward optimization of the well servicing business and expects to pursue several exploitation opportunities to enhance oil and gas production within Milam. The Company's primary new business focus is directed toward making additional investments in proved oil and gas properties and midstream assets.